UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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SILICON IMAGE, INC.

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April 16, 2009

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Silicon Image, Inc. to be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California, 94085, on Wednesday, May 20, 2009, at 2:00 p.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of Silicon Image by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Steve Tirado
President and Chief Executive Officer

SILICON IMAGE, INC.
1060 East Arques Ave.
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Silicon Image, Inc. will be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California 94085, on Wednesday, May 20, 2009, at 2:00 p.m., Pacific Time, for the following purposes:

1.	To elect two Class I directors of Silicon Image, Inc., each to serve until the 2012 annual meeting of stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. Silicon Image’s Board of Directors intends to present the following nominees for election as Class I director:

Peter Hanelt William George

2.	To approve a stock option exchange pursuant to which our eligible employees would have the opportunity to exchange outstanding underwater stock options for a lesser number of restricted stock units, if and when determined by the Board within one year and in accordance with the terms described in the Proxy Statement accompanying this Notice.

3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Silicon Image, Inc. for the fiscal year ending December 31, 2009.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 27, 2009 are entitled to notice of and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
Steve Tirado
President and Chief Executive Officer

Sunnyvale, California
April 16, 2009

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope, or vote by telephone or Internet according to the directions on the accompanying proxy, so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2009: THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
http://ir.siliconimage.com/sec.cfm

SILICON IMAGE, INC.
1060 East Arques Ave.
Sunnyvale, California 94085

PROXY STATEMENT

April 13, 2009

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Silicon Image, Inc., a Delaware corporation (“Silicon Image”), for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California 94085, on Wednesday, May 20, 2009, at 2:00 p.m., Pacific Time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 16, 2009. An annual report for the year ended December 31, 2008 is enclosed with this Proxy Statement.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on March 27, 2009, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 27, 2009, we had 74,758,237 shares of common stock outstanding and entitled to vote. Holders of Silicon Image common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. To be approved, Proposals No. 2 requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal, but will have the same effect as negative votes with regard to Proposal No. 2. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative and negative votes, votes withheld, and abstentions.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members Brokers are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as Proposals No. 1 and 3. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. For Proposal No. 2, which is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal. Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of Silicon Image for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class I directors, as a vote “for” election to Class I of the Board of all nominees presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by Silicon Image. Following the original mailing of the proxies and other soliciting materials, Silicon Image and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Silicon Image will request that brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Silicon Image, upon the request of the record holders, will reimburse such holders for their reasonable expenses. Georgeson Shareholder Communications, Inc. will assist Silicon Image in obtaining the return of proxies at an estimated cost to Silicon Image of $7,000.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to Silicon Image stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Mellon Investor Services, Silicon Image’s transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Mellon Investor Services, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Silicon Image’s Board of Directors is presently comprised of six members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. Peter Hanelt and William George have been designated as Class I directors, Masood Jabbar and John Hodge have been designated as Class II directors and Steve Tirado and William Raduchel have been designated as Class III directors. Mr. Hanelt serves as Chairman of the Board. The Class II directors will stand for reelection or election at the 2010 annual meeting of stockholders, the Class III directors will stand for reelection or election at the 2011 annual meeting of stockholders and the Class I directors will stand for reelection or election at the 2012 annual meeting of stockholders. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each of the nominees for election to Class I is currently a director of Silicon Image. If elected at the Annual Meeting, each of the nominees would serve until the 2012 annual meeting of stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by an executed proxy will be voted “for” the election of the two nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present Board may determine. Silicon Image is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors and certain information about them, including their ages as of February 28, 2009, are included below.

Name	Age	Principal Occupation	Director Since

Nominee for election as Class I director with term expiring in 2009:
Peter Hanelt(1)(2)(3)	64	Business Consultant	2005
William George(2)(3)	67	Independent Consultant	2005
Incumbent Class II director with term expiring in 2010:
Masood Jabbar(1)(2)	59	Independent Consultant and Private Investor	2005
John Hodge(1)(4)	42	Senior Managing Director, Blackstone Group	2006
Incumbent Class III director with term expiring in 2011:
Steve Tirado	54	President and Chief Executive Officer of Silicon Image	2005
William Raduchel(2)(4)	63	Individual Investor and Strategic Advisor	2005

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Governance and Nominating Committee

(4)	Member of Corporate Development Committee

Steve Tirado has served as a director and President and Chief Executive Officer of Silicon Image since January 2005. Mr. Tirado previously served as Division President of the Storage Group from April 2004 to January 2005, President from January 2003 to March 2004, Chief Operating Officer from November 2000 to March 2004 and Executive Vice President of Marketing and Business Development from August 1999 to November 2000. From April 1986 to July 1999, Mr. Tirado held various marketing and management positions at Sun Microsystems, Inc., a computer networking company, serving most recently as Vice President of Marketing and Business Development for the NC Systems Group. From 1985 to 1986, Mr. Tirado was President of Tirado, Sorrentino Associates, a consulting firm. From 1984 to 1985, Mr. Tirado held the position of Marketing Administration Manager at Qualogy, a mass storage disk drive and controller company. From 1976 to 1984, Mr. Tirado was a public program administrator and policy analyst within various government funded agencies. Mr. Tirado holds a Bachelor’s degree in Psychology from the University of California at Santa Barbara, a Masters of Social Work degree in Community Organization, Management and Planning from Boston University and a Masters of Business Administration degree from the University of California at Berkeley.

William Raduchel has served as a director of Silicon Image since December 2005. Dr. Raduchel served as non-executive vice chairman of Silicon Image’s wholly-owned subsidiary Simplay Labs, LLC (formerly known as PanelLink Cinema LLC) from January 2005 until his election as a director of Silicon Image. From April 2003 until his election as a director, Dr. Raduchel served as a consultant to Silicon Image. Dr. Raduchel is an adjunct lecturer at the McDonough School of Business, Georgetown University and an outside director. He is a member of the Board and the chairman of the Compensation Committee of Blackboard, Inc., a member of the Board and member of the Audit Committee of Chordiant Software, Inc. and a member of the Board of Opera Software ASA, where he also serves as non-executive chairman, and is a director of Datran Media, ePals, MokaFive and Virident, all private companies. He is a strategic advisor to Myriad International Holdings, an international satellite television and internet services company, and Tula Technologies. From March 2004 until June 2006, he was the Chairman of the Board and from May 2004 to January 2006, Chief Executive Officer, of Ruckus Network, Inc., a privately-held digital entertainment network for students at colleges and universities over the university network. From September 1999 through January 2001, he was Chief Technology Officer of AOL, becoming Chief Technology Officer of AOL Time Warner (now known as Time Warner Inc.) in January 2001, a position he held through December 2002. After leaving AOL Time Warner, he served as a part-time strategic advisor to America Online, Inc. (a subsidiary of Time Warner Inc.) from March 2003 through February 2004. After attending Michigan Technological University, which gave him an honorary doctorate in 2002, Dr. Raduchel received his undergraduate degree in Economics from Michigan State University and earned his A.M. and Ph.D. degrees in Economics at Harvard University.

Peter Hanelt has served as a director of Silicon Image since May 2005, including as Chairman of the Board since July 2005. Mr. Hanelt has been a self-employed business consultant since November 2003. He served as Chief Restructuring Officer and Chief Operating Officer of the Good Guys, a regional consumer electronics retailer, from December 2001 through July 2003 and through October 2003 as a consultant. From October 1998 to June 2001, Mr. Hanelt served as Chief Executive Officer and director of Natural Wonders, Inc., a national specialty retailer that filed for bankruptcy protection in December 2000. Mr. Hanelt is also a director and a member of the Nominating and Corporate Governance and Compensation Committees and the chair of the Audit Committee of Bidz.com, an online bidding service and a member of the Board and Audit Committee of Bell Micro Products, a wholesale distributor of computer components, both publicly traded companies and, Patelco Credit Union and Catholic Healthcare West, both not for profit companies and InterHealth Nutraceuticals, Inc., Coast Asset Management and Trader Vic’s Restaurants, all private companies. From 1997 to May 2008, Mr. Hanelt served as a director of Shoe Pavilion, Inc., a publicly traded shoe retailer, which filed for bankruptcy protection in July 2008.

William George has served as a director of Silicon Image since October 2005. Dr. George served as Executive Vice President of Manufacturing Services for ON Semiconductor Corporation and SCI, LLC from June 2007 until his retirement from the company in September, 2008. From August 1999 until June 2007, he served as Executive Vice President of Operations at ON. He served as Corporate Vice President and Director of Manufacturing of Motorola’s Semiconductor Components Group from June 1997 until August 1999. Prior to that time, Dr. George held several executive and management positions at Motorola, including Corporate Vice President and Director of Manufacturing of Motorola’s Semiconductor Products Sector. From 1991 to 1994, he served as Executive Vice President and Chief Operations Officer of Sematech, a consortium of leading semiconductor companies. He joined

Motorola in 1968. From October 2003 until December 2004, Dr. George served as a director of the Supervisory Board of Metron Technology N.V., a global provider of marketing, sales, manufacturing, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers in Europe, Asia and the United States. Since August 2005, Dr. George has served as a director and a member of the Compensation Committee of Ramtron International Corporation, a semiconductor supplier located in Colorado Springs, Colorado. In March, 2009, he joined the board of Power Integrations, a leading supplier of high voltage integrated circuits for energy efficient power conversion. Dr. George received his Bachelor’s degree in Metallurgical Engineering in 1964 from the University of Oklahoma and earned a Ph.D. in Materials Science from Purdue University in 1968.

Masood Jabbar has served as a director of Silicon Image since May 2005. Mr. Jabbar is a private investor. From November 2004 to September 2006, Mr. Jabbar served as the Chief Executive Officer of XDS Inc., a privately held services company. In September 2003, Mr. Jabbar retired from Sun Microsystems, Inc. after sixteen years, where he held a variety of senior positions, including Executive Vice President and Advisor to the Chief Executive Officer from July 2002 through September 2003, Executive Vice President of Global Sales Operations from July 2000 to June 2002, President of the Computer Systems Division from February 1998 to June 2002 and, prior to that, Vice President, Chief Financial Officer and Chief of Staff of Sun Microsystems Computer Corporation from May 1994 to January 1998. Prior to joining Sun Microsystems, Inc., Mr. Jabbar worked for ten years at Xerox Corporation and prior to Xerox, two years at IBM Corporation. Mr. Jabbar serves on the Board of Directors and as a member of the Audit Committee of JDS Uniphase Corporation, a publicly traded company, is a member of the Audit and Compensation Committees of MSC Software, a publicly traded company, and is member of the Governance and Nominating Committee of RFMD, a publicly traded company. He is also a member of the Board of Picsel Technologies, a privately held company in the United Kingdom. Mr. Jabbar holds a MA in International Management from the American Graduate School of International Management, a Master of Business Administration degree from West Texas A&M University and a Bachelor of Arts degree in Economics & Statistics from the University of the Punjab, Pakistan.

John Hodge has served as a director of Silicon Image since February 2006. Since January 2008, Mr. Hodge has been a Senior Managing Director in the Private Equity Division at Blackstone Group, a private equity firm. Since June 2006, Mr. Hodge has served as Senior Advisor to the Blackstone Group. From December 2006 to July 2008, Mr. Hodge served on the Board of Directors as well as member of the Audit Committee of Freescale Semiconductor, Inc. Mr. Hodge was a consultant from February 2006 to June 2006. From February 2005 to February 2006, Mr. Hodge served as Senior Advisor and Managing Director of the Technology Group of Credit Suisse First Boston. From 1998 to February 2005, Mr. Hodge was Managing Director and Global Head of Corporate Finance of the Technology Group of Credit Suisse First Boston. From 1996 to 1998, Mr. Hodge was Managing Director and Head of West Coast Corporate Finance of the Technology Group of Deutsche Bank. He also previously held positions at Morgan Stanley and Robertson Stephens. Mr. Hodge holds a Bachelor of Science degree in Biology from Stanford University.

The Board of Directors recommends a vote FOR the election
of each of the nominated directors

Membership and Meetings of Board of Directors and Board Committees

Board of Directors.

The Board of Directors has determined that each of Peter Hanelt, William George, John Hodge, Masood Jabbar and William Raduchel representing a majority of its current members, is independent under the rules of the NASDAQ Stock Market and the rules of the Securities and Exchange Commission.

During fiscal year 2008, the Board met formally twenty times and acted by written consent one time. All of the directors attended at least 75% of the meetings of the Board and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

Standing committees of the Board include an audit committee, a compensation committee, a governance and nominating committee and a corporate development committee. Each of these committees has adopted a written charter. Current copies of these charters are available on Silicon Image’s website at www.siliconimage.com in the section entitled “Investor Relations”.

Audit Committee.  The Audit Committee consists of Peter Hanelt, Masood Jabbar and John Hodge. Mr. Hanelt has served as chairman of the Audit Committee since June 2005. The Board has determined that Messrs. Hanelt and Jabbar are each an “audit committee financial expert”, as defined by the rules of the Securities and Exchange Commission and that each of the members of the Audit Committee meets the financial sophistication requirements of the NASDAQ Stock Market. In addition, the Board has determined that each of the members of the Audit Committee meets the independence requirements of the NASDAQ Stock Market. During fiscal year 2008, the Audit Committee met nine times and acted by written consent once. The Audit Committee reviews our financial reporting process, our system of internal controls and the audit process. The Audit Committee also reviews the performance and independence of our external auditors and recommends to the Board the appointment or discharge of our external auditors.

Compensation Committee.  The Compensation Committee consists of William George, Peter Hanelt, William Raduchel and Masood Jabbar. Mr. Jabbar has served as chairman of the Compensation Committee since June 2005. Mr. Raduchel was appointed to the Compensation Committee on October 2008. The Board has determined that each of the current members of the Compensation Committee meets the independence requirements of the rules of the NASDAQ Stock Market. During fiscal year 2008, the Compensation Committee met eleven times and acted by written consent four times. The Compensation Committee has the authority to approve the form and amount of compensation to be paid or awarded to all employees of Silicon Image. The Compensation Committee, in conjunction with the non-executive members of the Board, sets the base salaries of Silicon Image’s executive officers, including the Chief Executive Officer, and approves bonus programs for the executive officers. The Compensation Committee administers the issuance of stock options and other equity awards under equity based compensation plans and agreements thereunder as well as non-plan options. The Board also has the authority to approve the issuance of stock options and other equity awards and has delegated to our chief executive officer the authority to grant stock options to non-officer employees, subject to certain limitations. The Compensation Committee and the Board each has the authority to approve director compensation.

Governance and Nominating Committee.  The Governance and Nominating Committee consists of Peter Hanelt and William George. Dr. George joined the committee and became its chairman in July 2007. The Board has determined that each of the current members of the Governance and Nominating Committee meets the independence requirements of the rules of the NASDAQ Stock Market. During fiscal year 2008, the Governance and Nominating Committee met two times and acted by written consent one time. The Governance and Nominating Committee is responsible for reviewing and evaluating Silicon Image’s corporate governance principles and code of business conduct and ethics and advising the full Board on other corporate governance matters.

The Governance and Nominating Committee is also responsible for interviewing, evaluating, approving and recommending individuals for membership on the Board. The goal of the Governance and Nominating Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our Board. To this end, the Governance and Nominating Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically. In addition, the Governance and Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at Board and Board committee meetings and otherwise. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. The Governance and Nominating Committee has previously retained outside search consultants to assist in identifying potential candidates for membership on the Board.

Corporate Development Committee.  The Corporate Development Committee consists of John Hodge and William Raduchel. Messrs Hodge and Raduchel have served as cochairmen of the Corporate Development Committee since February 2008. During fiscal year 2008, the Corporate Development Committee met two times.

The purpose of the Corporate Development Committee is to assist the Board in fulfilling its responsibilities for overseeing and facilitating the development and implementation of the Company’s business strategies and plans.

Policy regarding Stockholder Nominations.  The Governance and Nominating Committee considers stockholder recommendations for director candidates. The Governance and Nominating Committee has established the following procedure for stockholders to submit director nominee recommendations:

•	If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to Silicon Image’s Corporate Secretary at Silicon Image’s principal executive offices, no later than the 120th calendar day before the anniversary of the date that Silicon Image last mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

•	Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by Silicon Image’s Corporate Secretary and as necessary to satisfy Securities and Exchange Commission rules and Silicon Image’s Bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

•	The Governance and Nominating Committee considers nominees based on Silicon Image’s need to fill vacancies or to expand the Board and also considers Silicon Image’s need to fill particular roles on the Board or committees thereof (e.g. independent director, or audit committee financial expert).

•	The Governance and Nominating Committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of Silicon Image’s Board is currently comprised of William George, Peter Hanelt, William Raduchel and Masood Jabbar. None of these individuals has at any time been an officer or employee of Silicon Image. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PROPOSAL NO. 2 — APPROVAL OF STOCK OPTION EXCHANGE PROGRAM

Our Board of Directors has determined that it is in the best interests of Silicon Image and its stockholders to implement a stock option exchange program (the “program”) to enhance our employee retention efforts in the face of business challenges affecting the global economy and our industry and the decline in our stock price. Under the program, certain underwater stock options held by employees with an exercise price above the per-share 52-week high of our common stock (measured as of the date of the start of the program) , but excluding our named executive officers and members of our Board of Directors, may be exchanged for a lesser number of restricted stock units, based on the exchange ratios that will be calculated as described below. The calculation of the proposed exchange ratios are intended to make the option exchange value-neutral to our stockholders.

Summary of Material Terms of Stock Option Exchange

On March 31, 2009, our Board of Directors authorized, subject to stockholder approval, a value-for-value stock option exchange pursuant to which our eligible employees will have the opportunity to exchange outstanding stock options that are underwater for a lesser number of restricted stock units (“RSUs”) to be granted under the 2008 Equity Incentive Plan, as amended (the “Plan”).

Eligibility.  The program will be open to all eligible employees of Silicon Image and our domestic and foreign subsidiaries as are designated by our Board of Directors. Our named executive officers and members of our Board of Directors will not be eligible to participate. Options eligible for the exchange program will be those having an exercise price per share that is greater than the per-share 52-week high of our common stock (measured as of the date of the start of the program). As of March 25, 2009, there are approximately 4.9 million shares subject to eligible options (based on the 52-week high of $7.66 per share as of March 25, 2009) held by 286 employees.

Terms of New Awards.  The number of shares subject to a replacement award will depend on the exercise price of the surrendered option and our stock price at the time of the program, as set out in further detail in the table below under Description and Implementation of the Program — Terms of the Exchange Program”. The exchange ratios will be determined in a manner intended to result in the issuance of RSUs that have a fair value approximately equal to the fair value of the stock options they replace.

Vesting.  The replacement RSUs will be subject to a new vesting schedule which will generally provide that the replacement award will be unvested on the date of the exchange and will vest as set out in further detail in the table below under “Description and Implementation of the Program — Terms of the Exchange Program.” The vesting period will apply even if the exchanged options were partially or fully vested on the date of the exchange and in all cases, each new RSU will have a minimum vesting period of one year.

Stockholder Approval.  If Silicon Image’s stockholders approve this proposal, the Board of Directors intends to but may not commence the exchange offer within the 12 months following such approval. If the program does not commence within 12 months of stockholder approval, we will consider any exchange program to be a new one, requiring new stockholder approval. The affirmative vote of a majority of the shares of common stock present at the annual meeting and entitled to vote on this matter is required to approve this proposal.

Reasons for the Exchange Offer

Silicon Image has granted stock options to a significant portion of its employees consistent with the view that long-term compensation should align employees’ interests with the interests of stockholders. While employees’ compensation packages include a number of different components, we believe equity compensation is one of the key components as it encourages employees to work toward our success and provides a means by which employees benefit from increasing the value of our common stock. We also believe that equity compensation plays a vital role in the retention and recruiting of employees.

Our employees hold a significant number of stock options with exercise prices that greatly exceed the current market price of our common stock. As of March 25, 2009, approximately 94.1% of the shares subject to outstanding stock options were underwater, with approximately 58.1% of the shares having exercise prices above the 52-week high for our common stock. Thus, the Board and the Compensation Committee believe these underwater options no longer meet the long-term incentive and retention objectives that they were intended to provide. The Board and the Compensation Committee believe the exchange program is an important component in our strategy to align employee and stockholder interests through our equity compensation programs.

If our stockholders do not approve the program, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options, even though the options may have little or no retention or incentive value.

We considered a number of alternatives before concluding that an option exchange program is the most effective vehicle to retain and incentivize our employees who have underwater options. The alternatives included:

Adjust cash compensation through payment of bonuses.  We considered paying employees increased, and partially guaranteed, bonus payments to compensate for the value of previously granted stock options that are now underwater. However, such bonus payments would consume cash and provide a much shorter term retention incentive than equity compensation. We believe such a bonus payment structure would not be consistent with rewarding performance and the achievement of measurable objectives, and therefore, is not in the best interest of our stockholders.

Grant additional equity compensation.  We made our annual equity grants to employees for our fiscal year 2008 in February 2008. We considered granting employees special supplemental stock option grants at current market prices and/or restricted stock units to restore the value of previously granted stock options that are now underwater. However, such supplemental equity grants would result in potential dilution to our current stockholders and increase our overhang.

Implement an option exchange program.  We concluded an option exchange program will provide the best means to effectively retain and motivate our employees, but also have the added benefit of benefiting our stockholders for reasons including the following:

•	Improved retention will enhance long-term stockholder value. Because the majority of our outstanding options are underwater and most of our employees view their underwater options as having little or no value, the majority of our options are ineffective as incentives. We believe that we need to offer new ways to motivate and retain employees in order to enhance long-term stockholder value. Employees who exchange their stock options for restricted stock units will receive awards that are less volatile than stock options, but will still provide the holder with the opportunity to benefit from future increases in the price of our common stock. Therefore, we believe the program will offer a meaningful incentive for eligible employees to remain with Silicon Image going forward. The newly issued restricted stock units will also continue to provide an ongoing performance incentive for employees to work toward improving our business because the value of these awards will increase if our stock price increases.

•	The proposed exchange ratios are intended to make the option exchange value-neutral to our stockholders and reduce incremental compensation charges. The exchange ratios will be calculated using the black-scholes option pricing model in a manner intended to result in the issuance of RSUs that have a fair value approximately equal to or less than the fair value of the eligible options they replace. We will also be able to recapture value from compensation costs that we already are incurring with respect to outstanding underwater eligible stock options (stock options with exercise prices greater than the 52-week high price of our common stock). Under applicable accounting rules, as of December 31, 2008 we will have to recognize a total of approximately $12.6 million in compensation expense related to these underwater options which are unvested, $1.6 million of which has already been expensed as of March 25, 2009 and $11.0 million of which we will continue to be obligated to expense, even if these options are never exercised because the majority remain underwater. By replacing options that have little or no retention or incentive value, we will increase the retentive and incentive value of our equity awards. In addition, we will not create additional compensation expense (other than immaterial expense that might result mainly from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs).

•	The overall number of shares subject to equity awards will be reduced. The program is expected to reduce our overhang, particularly that portion consisting of stock options having the highest exercise prices with the least employee retention value. Because we are proposing a value-for-value exchange and not a one-for-one exchange, we will not reuse all of the shares underlying the surrendered stock options, but only those shares underlying the replacement awards. Although we currently cannot predict exactly the number of shares that will be retired, an illustrative example of the potential share impact is presented below under “Effect on Stockholders.”

•	New vesting requirements for RSUs are expected to encourage employee retention. The new RSUs will vest annually over a period of one year or three years, depending on the vesting status of the original option (as described below under “Description and Implementation of the Program”). We expect these new awards to encourage employees to remain with us over the vesting period to receive value from these awards.

Effect on Stockholders

We are not able to predict the impact the program will have on our stockholders because we are unable to predict how many or which eligible employees will exchange their eligible options. If we were to start the program on March 25, 2009, the then 52-week high price for our common stock would be $7.66, and based on options held by current employees, approximately 4,924,978 shares would be eligible to participate. Assuming that all of these eligible options are surrendered for cancellation, based on the exchange ratios detailed below under “Description and Implementation of the Program,” the estimated results are as follows.

			Net Reduction
			in Overhang as a
			% of Common Stock
			Issued and
	Number of RSUs	Net Reduction in	Outstanding as of
52-Week High Stock Price at Date of Exchange	to be Issued	Overhang Shares	March 25, 2009

$7.66	1,009,400	3,915,578	5.2%

The actual reduction in our overhang that could result from the program may differ materially from these illustrative scenarios and is dependent on a number of factors, including the number of employees who participate in the program. Any shares cancelled as a result of the option exchange are not eligible to be returned to the 2008 Equity Incentive Plan. In addition, the actual number of shares issued in the exchange program will in no event exceed the number of shares available for issuance under the 2008 Equity Incentive Plan.

Description and Implementation of the Program

The program may begin within twelve months of the date of stockholder approval of the program. The Board of Directors and the Compensation Committee will determine the actual start date within that time period. If the exchange program does not commence within twelve months of stockholder approval, we will consider any future exchange or similar program to be a new one, requiring new stockholder approval before it will be implemented.

Upon the commencement of the exchange offer for the program, eligible employees holding eligible options will receive written materials in the form of an “Offer to Exchange” explaining the precise terms and timing of the exchange offer. Eligible employees will be given at least 20 business days to elect to surrender their eligible options in exchange for new RSUs. At or before the commencement of the program, we will file the Offer to Exchange with the Securities and Exchange Commission as part of a tender offer statement on Schedule TO. The Compensation Committee will retain the authority, in its discretion, to terminate, amend or postpone the exchange offer at any time prior to expiration of the election period under the exchange offer.

Terms of the Exchange Program

Eligible Options.  Options eligible for the program (the “eligible options”) will be those with an exercise price above the 52-week high for our common stock, measured as of the start date of the program. As of March 25, 2009, options' to purchase 8,470,896 shares of our common stock were outstanding under our equity plans. Because the eligibility of options will be determined based on the 52-week high measured as of the start date of the program, we are unable to determine as of the date of the Annual Meeting the exact number of eligible awards. If we were to start the program on March 25, 2009, the 52-week high price for our common stock would be $7.66, and based on options held by current employees, approximately 4,924,978 shares would be eligible to participate.

Eligible Employees.  All of our employees who hold eligible options and are designated by our Board of Directors would be eligible to participate in the program, excluding our named executive officers and members of our Board of Directors. In addition, we may exclude employees in non-U.S. jurisdictions from the exchange offer if local laws would make their participation infeasible or impractical. To be eligible, an employee must be employed by us or one of our subsidiaries both at the time the exchange offer commences and on the date the surrendered options are cancelled and new RSUs are granted to replace them. Any eligible employee holding eligible options who elects to participate but whose employment terminates for any reason prior to the grant of the new RSUs, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will not be eligible to participate and will instead retain his or her eligible options subject to their existing terms. As of March 25, 2009, there were approximately 286 eligible employees that held options who would qualify for exchange. Although some of our executive officers and directors also hold options that are underwater, they will not be eligible to participate in the program.

Exchange Ratios.  The number of outstanding stock options that an eligible employee would surrender for cancellation in exchange for the grant of a new RSU is known as the exchange ratio. The exchange ratio will depend on the 52-week high of our stock price at the start of the program and the exercise price of the employee’s current options. In the program, eligible employees would be offered an opportunity to exchange on a grant-by-grant basis their current stock options for a smaller number of RSUs. Exchange ratios will be designed to result in a fair value, for accounting purposes, of the replacement RSUs that will be approximately equal to or less than the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the offer to exchange commences). These ratios will be designed to make accounting for the grant of new RSUs as expense neutral as is reasonably possible. The actual exchange ratios will be determined by the Compensation Committee shortly before the start of the exchange program.

The exchange ratios will be established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. These exchange ratios will be based on the fair value of the eligible options (calculated using the Black-Scholes option pricing model) within the relevant grouping. The calculation of fair value using the Black-Scholes model takes into account many variables, such as the volatility of our stock price and the expected term of an option. As a result, the exchange ratios do not necessarily increase as the exercise price of the option increases. Setting the exchange ratios in this manner is intended to result in the issuance of new RSUs that have a fair value approximately equal to or less than the fair value of the surrendered eligible options they replace. This will mitigate any additional compensation cost that we must recognize on the new RSUs, other than immaterial compensation expense that might result mainly from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs.

Although the final exchange ratios cannot be determined date of this proxy statement, the following example provides an estimate of the exchange ratios based on certain assumptions regarding the start date of the offer to exchange, the fair value of the eligible options, and the fair market value of our common stock. For illustration purposes, table below is based on the assumption that we began the program on March 25, 2009, which would allow us to include in the exchange program a substantial percentage of our outstanding underwater options, and to assume that the applicable 52-week high for our stock price would be $7.66. As a result, options with an exercise price above $7.66 per share would be eligible for the exchange program. If, at the time we set the exchange ratios, the fair market value of our common stock is $2.56, then based on the above method of determining the exchange ratio, the following exchange ratios would apply:

			Maximum Number of
	Shares Subject to		New RSUs that May
Exercise Price of Original Grant	Options Outstanding	Exchange Ratio	be Granted

7.66 - 10.00	2,358,634	4.20-to-1	561,580
10.01 - 12.00	1,032,344	5.00-to-1	206,469
12.01 - 14.00	907,300	5.75-to-1	157,791
14.01 - 17.01	626,700	7.50-to-1	83,560
Total	4,924,978		1,009,400

The foregoing exchange ratios are provided merely as an example of how we would determine the exchange ratios. We will apply the same methodology once these factors are decided closer to the time of commencement of the program. The total number of RSUs a participating employee will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered eligible option according to the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.

For purposes of example only, if a employee exchanged an eligible option for 100 shares with an exercise price of $12.50 per share and the exchange ratio was one RSU for every 5.75 surrendered eligible option shares, the employee would receive a replacement RSU for 17 shares in exchange for the surrendered eligible option (100 divided by 5.75).

Description of RSUs.  The RSUs to be issued represent the right to receive shares of common stock on specified future dates when the RSUs vest following a required period of employment. There is no exercise price or purchase price for these shares of stock. A participant will generally forfeit any RSUs received that remain unvested at the time his or her employment with us terminates for any reason.

Vesting of RSUs.  The RSUs received in exchange for eligible options will be subject to a new vesting schedule which will provide that the RSUs will be unvested on the date of the exchange and will require a specified period of continued service after the exchange to fully vest. This is the case even if the exchanged options were fully vested on the date of the exchange. RSUs granted with respect to options that are fully vested on the date of the exchange will vest on the one year anniversary of the date of grant of the RSU. RSUs granted with respect to options that are unvested on the date of the exchange will vest in three equal installments on each anniversary of the date of grant of the RSU over a three year period. If an option is partially vested, the RSU will have the one year vesting period described above for the portion of the RSU that was attributable to the vested portion of the exchanged option, and a three year vesting period for the portion of the RSU that was attributable to the unvested portion of the exchanged option.

Potential Modification of Terms to Comply with Government Regulations

The terms of the exchange offer will be described in an Offer to Exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the program’s terms, we may need to alter the terms of the exchange offer to comply with comments from the SEC. Changes in the terms of the exchange offer may also be required for tax or accounting purposes. In addition, we intend to make the exchange offer available to our employees who are located outside of the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the U.S. to comply with local requirements. The Compensation Committee shall retain the discretion to make any such necessary or desirable changes to the terms of the program.

U.S. Federal Income Tax Consequences

We believe that the exchange of options for RSUs will be treated as a non-taxable exchange for U.S. federal income tax purposes. Therefore, we believe that participating U.S. employees should not realize any income for U.S. federal income tax purposes upon the grant of the replacement RSUs. These employees will generally be subject to tax (including income and employment tax withholding) upon delivery of the RSUs. Silicon Image will generally be eligible for a tax deduction equal to the income recognized by the employee.

Accounting Treatment

Under Financial Accounting Standards Board’s Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), to the extent the fair value of each award of RSUs granted to employees exceeds the fair value of the stock options surrendered, such excess is considered additional compensation. This excess, in addition to any remaining unrecognized expense for the stock options surrendered in exchange for the new RSUs, will be recognized by Silicon Image as an expense for compensation. The expense will be recognized ratably over the vesting period of the new RSUs in accordance with the requirements of SFAS No. 123R. The total expense will vary according to the number of options tendered for exchange and the fair market value of our stock on the grant date of the replacement awards.

New Plan Benefits

Because participation in the program will be voluntary, the benefits or amounts that will be received by any participant or groups of participants, if the proposal is approved, are not currently determinable. None of our named executive officers or members of our Board of Directors will be eligible to participate in the program. Based on the 52-week high price as of March 25, 2009, the maximum number of shares underlying options that would be cancelled would be 4,924,978 shares, and the maximum number of shares underlying the new RSUs that would be granted would be 1,009,400 shares, although the actual number that would be granted will depend on the factors described above under “Terms of the Exchange Offer”.

The Board of Directors unanimously recommends
a vote FOR this proposal

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to be Silicon Image’s independent registered public accounting firm for the year ending December 31, 2009 and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

Audit and Related Fees

Audit Fees.

The aggregate fees billed or to be billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”), for professional services rendered for (i) the audit of Silicon Image’s annual financial statements set forth in Silicon Image’s Annual Report for the fiscal year ended December 31, 2008, (ii) the review of Silicon Image’s quarterly financial statements set forth in Silicon Image’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, (iii) the issuances of consents and review of documents filed with the Securities and Exchange Commission (iv) the fiscal year 2008 audit of Silicon Image’s internal controls under Section 404 of the Sarbanes-Oxley Act and (v) the fiscal year 2007 statutory audits of Silicon Image’s Netherlands and Germany subsidiaries were $1,266,726 for the fiscal year ended December 31, 2008.

For the fiscal year ended December 31, 2007, the aggregate fees billed by Deloitte & Touche for professional services rendered in connection with (i) the audit of Silicon Image’s annual financial statements set forth in Silicon Image’s Annual Report for the fiscal year ended December 31, 2007, (ii) the review of Silicon Image’s quarterly financial statements set forth in Silicon Image’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007, (iii) the issuances of consents and review of documents filed with the Securities and Exchange Commission and (iv) the fiscal year 2007 audits of Silicon Image’s internal controls under Section 404 of the Sarbanes-Oxley Act was $1,535,029 for the fiscal year ended December 31, 2007.

Audit-Related Fees.

There were no audit-related fees billed by Deloitte & Touche for the fiscal year December 31, 2008 and 2007.

Tax Fees.

The aggregate fees billed or to be billed by Deloitte & Touche for professional services rendered for tax consultancy and tax return preparation our Germany subsidiary for the fiscal years 2008 and 2007 were $3,453 and $8,459 respectively.

All Other Fees.

The aggregate fees billed or to be billed by Deloitte & Touche for professional services rendered for the Company’s royalty contracts’ compliance work was $94,819. All such services were pre approved by the Audit Committee of the Board.

No fees were billed or are to be billed by Deloitte & Touche for any other services for the fiscal year ended December 31, 2007 since its appointment as Silicon Image’s independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals and the fees for the services performed to date.

All of the services of Deloitte & Touche for the fiscal years ended December 31, 2008 and 2007, described above, were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of February 28, 2009 by:

•	each stockholder known by us to be the beneficial owner of 5% or more of our common stock;

•	each of our current directors;

•	each of our “Named Executive Officers”, as such term is defined under the rules of the Securities and Exchange Commission; and

•	all current directors and executive officers as a group.

Our Named Executive Officers consist of the individual who served as Chief Executive Officer in 2008 (Mr. Tirado), the individual who served as Chief Financial Officer in 2008 (Mr. Covert), the three other most highly compensated executive officers (Dr. Northcutt and Messrs. Zimmerman and Cobar) and Messrs. Shin and Rado, who would have been Named Executive Officers except for the fact that they were not considered executive officers.

The percentage ownership is based on 74,749,778 shares of common stock outstanding as of February 28, 2009 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after February 28, 2009. Shares of common stock that are subject to options or other convertible securities currently exercisable or exercisable within 60 days of February 28, 2009, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options or convertible securities, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. To our knowledge, unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address for each listed stockholder is c/o Silicon Image, Inc., 1060 East Arques Ave., Sunnyvale, California 94085.

	Shares Beneficially Owned
	Number of	Percent of
Name of Beneficial Owner	Shares	Class

Renaissance Technologies LLC.(1)	5,666,700	7.20%
Epoch Investment Partners, Inc.(2)	5,083,836	6.46%
Barclays Global Investors, NA.(3)	4,223,482	5.36%
The Vanguard Group(4)	4,165,418	5.29%
Steve Tirado(5)	1,661,217	2.11%
J. Duane Northcutt(6)	508,615	*
Hyun Jong Shin(7)	447,250	*
Pete Rado(8)	303,125	*
William Raduchel(9)	234,667	*
Dale Zimmerman(10)	228,001	*
Sal Cobar(11)	134,460	*
Peter Hanelt(12)	131,947	*
Masood Jabbar(13)	106,669	*
Harold Covert(14)	75,000	*
William George(15)	72,710	*
John Hodge(16)	71,877	*
All current executive officers and directors as a group (13 persons)(17)	3,417,371	4.34%

*	Less than 1%.

(1)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009, which indicates that Renaissance Technologies LLC and James H. Simons each have shared voting and investment power over all of these shares. The address of Renaissance Technologies LLC and James H. Simons is 800 Third Avenue, New York, NY 10022.

(2)	Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009, which indicates that Epoch Investment Partners, Inc. has sole voting and investment power over all of these shares. The address of Epoch Investment Partners, Inc. is 640 Fifth Avenue, 18th Floor, New York, NY 10019.

(3)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009, which indicates that Barclays Global Investors, NA., has sole voting power over 2,232,580 of these shares and sole dispositive power over 2,531,673 of these shares. Barclays Global Fund Advisors has sole voting power and dispositive power over 1,691,809 of these shares. The address for each of these entities is 400 Howard Street, San Francisco, CA 94105.

(4)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009, which indicates that The Vanguard Group has sole voting power over 86,340 of these shares and sole dispositive power over 4,165,418 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(5)	Includes 900 shares held by the Tirado Family Trust, of which Mr. Tirado is a trustee. Includes 1,519,616 shares subject to options held by Mr. Tirado that are exercisable within 60 days after February 28, 2009.

(6)	Includes 500,617 shares subject to options held by Dr. Northcutt that are exercisable within 60 days after February 28, 2009.

(7)	Includes 438,172 shares subject to options held by Mr. Shin that are exercisable within 60 days after February 28, 2009.

(8)	Represents 303,125 shares subject to options held by Mr. Rado that are exercisable within 60 days after February 28, 2009.

(9)	Includes 231,667 shares subject to options held by Dr. Raduchel that are exercisable within 60 days after February 28, 2009.

(10)	Represents 228,001 shares subject to options held by Mr. Zimmerman that are exercisable within 60 days after February 28, 2009.

(11)	Represents 134,460 shares subject to options held by Mr. Cobar that are exercisable within 60 days after February 28, 2009.

(12)	Includes 2,000 shares held by the Peter G. Hanelt and Mary Ann Hanelt Trust, of which Mr. Hanelt is the trustee. Includes 500 shares held by Mr. Hanelt’s spouse. Includes 1,200 held by partnership. Includes 120,837 shares subject to options held by Mr. Hanelt that are exercisable within 60 days after February 28, 2009.

(13)	Represents 106,669 shares subject to options held by Mr. Jabbar that are exercisable within 60 days after February 28, 2009.

(14)	Represents 75,000 shares subject to options held by Mr. Covert that are exercisable within 60 days after February 28, 2009.

(15)	Represents 72,710 shares subject to options held by Dr. George that are exercisable within 60 days after February 28, 2009.

(16)	Represents 71,877 shares subject to options held by Mr. Hodge that are exercisable within 60 days after February 28, 2009.

(17)	Includes 3,246,425 shares subject to options that are exercisable within 60 days after February 28, 2009.

Equity Compensation Plans

As of December 31, 2008, we maintained our 2008 and 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan, which were approved by our stockholders. As of December 31, 2008, we also maintained the CMD Technology Inc. 1999 Stock Incentive Plan, Silicon Communication Lab, Inc. 1999 Stock Option Plan and TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan, which we assumed in connection with our acquisition of those companies, as well as non-plan stock options. The following table gives information about equity awards under these plans and options as of December 31, 2008.

			(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders(1)	15,822,099	$9.50	15,392,164	(1)
Equity compensation plans not approved by security holders(2)	1,739,122	6.32	386,969
Total	17,561,221	9.18	15,779,133

(1)	Of these, 3,540,168 shares remained available for grant under the 2008 Equity Incentive Plan. The 2008 Equity Incentive Plan was approved by the shareholders at the 2008 Annual Meeting of Stockholders on May 21, 2008. All of the shares available for grant under the 2008 Equity Incentive Plan may be issued in the form of stock options, restricted stock or stock bonuses. Of these, 9,787,859 shares remained available for grant under the 1999 Equity Incentive Plan and 2,064,137 shares remained available for grant under the Employee Stock Purchase Plan as of December 31, 2008. All of the shares available for grant under the 1999 Equity Incentive Plan may be issued in the form of stock options, restricted stock or stock bonuses. Under the terms of our 1999 Equity Incentive Plan, on the first business day of each calendar year, the aggregate number of shares reserved and available for grant and issuance pursuant to the plan is automatically increased by a number of shares equal to 5% of the total outstanding shares as of the immediately preceding December 31, provided that our Board or Compensation Committee may in its sole discretion reduce the amount of the increase in any particular year. Under the terms of our Employee Stock Purchase Plan, on January 1 of each year, the aggregate number of shares reserved for issuance under the plan is automatically increased by a number of shares equal to 1% of the total outstanding shares as of the immediately preceding December 31, provided that our Board or Compensation Committee may in its sole discretion reduce the amount of the increase in any particular year and, provided further, that the aggregate number of shares issued over the term of the plan shall not exceed 8,000,000 shares.

(2)	In June 2001, we assumed the CMD Technology Inc. 1999 Stock Incentive Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. In September 2001, our Board amended this plan to conform the material terms so that they are substantially similar to those of our 1999 Equity Incentive Plan; however, this plan does not allow for the award of stock bonuses and does not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our assumption of the shares remaining available for future issuance under this plan, we have granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2008, 910,824 shares were subject to outstanding stock options under this plan at a weighted-average exercise price of $5.56 and in addition, 161,366 shares remained available for future issuance under this plan. Shares subject to any option or right to purchase restricted stock granted under this plan that can no longer be exercised and shares reacquired by us pursuant to an option agreement or restricted stock purchase agreement will again be available for grant or issuance under this plan. Our directors, employees and consultants are eligible to receive stock options and rights to purchase restricted stock under this plan. Incentive stock options may be granted only to our employees. The Compensation Committee or Board determines the exercise or purchase price and vesting schedule of options and restricted stock awards. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of non-statutory stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan is 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), outstanding options may be assumed or substituted for by the successor corporation. In the discretion of the Compensation Committee or Board, the vesting of these options may accelerate upon one of these transactions. The Board may from time to time amend, suspend or terminate this plan. Unless earlier terminated pursuant to its terms, this plan shall terminate on August 9, 2009.

In July 2001, we assumed the Silicon Communication Lab, Inc. 1999 Stock Option Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. In September 2001, our Board amended this plan to conform the material terms so that they are substantially similar to those of our 1999 Equity Incentive Plan; however, this plan does not allow for the award of restricted stock or stock bonuses and does not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our assumption of the shares remaining available for future issuance under this plan, we have granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2008, 325,604 shares were subject to outstanding stock options under this plan at a weighted-average exercise price of $6.90 and in addition, 109,844 shares remained available for future issuance under this plan. Shares subject to an option granted under this plan which expires or becomes exercisable for any reason shall become available for future grant under this plan. Our directors, employees and consultants are eligible to receive stock options under this plan. The Compensation Committee or Board determines the exercise price and vesting schedule of options. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of non-statutory stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan is 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), outstanding options may be assumed or substituted for by the successor corporation. In the discretion of the Compensation Committee or Board, the vesting of these options may accelerate upon one of these transactions. The Board may at any time amend, suspend or discontinue this plan. Unless earlier terminated pursuant to its terms, this plan shall terminate 10 years from its initial adoption.

In April 2003, we assumed the TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. The material terms of this plan are substantially similar to those of our 1999 Equity Incentive Plan; however, this plan does not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our acquisition of TransWarp Networks, we amended the form of stock option agreement under this plan to conform the material terms so that they are substantially similar to those of stock option agreements under our 1999 Equity Incentive Plan. Following our assumption of the shares remaining available for future issuance under this plan, we have granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2008, 172,694 shares were subject to outstanding stock options under this plan at a weighted-average exercise price of $4.12 and in addition, 115,759 shares remained available for future issuance under this plan. Shares subject to an option granted under this plan which expires or becomes exercisable for any reason and unvested shares of common stock granted under this plan which are repurchased by us shall become available for future grant under this plan. Our directors, employees and consultants are eligible to receive stock options and awards of common stock under this plan. Incentive stock options may be granted only to our employees. The Compensation Committee or Board determines the exercise price and vesting schedule of options. The exercise price of non-statutory stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan is 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), with respect to outstanding options and unvested shares granted prior to our acquisition of TransWarp Networks, vesting of such options and unvested shares will automatically accelerate in full unless such options are assumed or replaced by a cash incentive program by the successor corporation, repurchase rights with respect to unvested shares are assigned to the successor corporation, or acceleration is subject to or precluded by limitations imposed by the Compensation Committee or Board. If we undergo a change in control (such as a merger, sale of assets or tender offer), with respect to outstanding options granted following our acquisition of TransWarp Networks, vesting of such options may be assumed or substituted for by the successor corporation and in the discretion of the Compensation Committee or Board, the vesting of such options may accelerate upon one of these transactions. The Board may at any time amend or modify this plan. Unless earlier terminated pursuant to its terms, this plan shall terminate 10 years from its initial adoption.

As of December 31, 2008, 330,000 shares were subject to two outstanding non-plan stock options at a weighted-average exercise price of $8.98.

On November 6, 2001, John Shin was granted a non-plan option for 350,000 shares at an exercise price of $1.65, which equaled the fair market value of our common stock on that date. This option became vested and exercisable with respect to 25% of the shares on November 6, 2002 and 2.083% of the shares on December 6, 2002 and each of the 35 months thereafter, and is now fully vested. As of December 31, 2008, Dr. Shin had exercised this option with respect to 220,000 shares and this option remained outstanding with respect to 130,000 shares.

On November 1, 2004, Peter Rado was granted a non-plan option for 200,000 shares at an exercise price of $13.74, which equaled the fair market value of our common stock on that date. This option become vested and exercisable with respect to 25% of the shares on November 1, 2005 and becomes vested as to 2.083% of the shares each of the 36 months thereafter. As of December 31, 2008, the shares subject to this option are fully vested and this option remained outstanding with respect to 200,000 shares.

Unless noted otherwise above, all outstanding non-plan options expire 10 years from the date of grant. However, if an optionee ceases to provide services to us, his non-plan option will generally expire three months from the date of termination, unless the termination is for cause, in which case the option will expire on the date of termination, or the termination is for death or disability, in which case the option will expire 12 months from the date of termination.

EXECUTIVE OFFICERS

The following sets forth certain information with regard to executive officers of Silicon Image for fiscal year 2008, including their ages as of February 28, 2009:

Name	Age	Position

Steve Tirado	54	President and Chief Executive Officer
Harold Covert	62	Chief Financial Officer
Noland Granberry	46	Chief Accounting Officer
J. Duane Northcutt	51	Chief Technology Officer
Edward Lopez	49	Chief Legal Officer
Paul Dal Santo	58	Chief Operating Officer
Sal Cobar	55	Vice President, Worldwide Sales
Dale Zimmerman	50	Vice President, Worldwide Marketing

Steve Tirado has served as a director and President and Chief Executive Officer of Silicon Image since January 2005. Mr. Tirado previously served as Division President of the Storage Group from April 2004 to January 2005, President from January 2003 to March 2004, Chief Operating Officer from November 2000 to March 2004 and Executive Vice President of Marketing and Business Development from August 1999 to November 2000. From April 1986 to July 1999, Mr. Tirado held various marketing and management positions at Sun Microsystems, Inc., a computer networking company, serving most recently as Vice President of Marketing and Business Development for the NC Systems Group. From 1985 to 1986, Mr. Tirado was President of Tirado, Sorrentino Associates, a consulting firm. From 1984 to 1985, Mr. Tirado held the position of Marketing Administration Manager at Qualogy, a mass storage disk drive and controller company. From 1976 to 1984, Mr. Tirado was a public program administrator and policy analyst within various government funded agencies. Mr. Tirado holds a Bachelor’s Degree in Psychology from the University of California at Santa Barbara, a Masters of Social Work Degree in

Community Organization, Management and Planning from Boston University and a Masters of Business Administration degree from the University of California at Berkeley.

Harold (Hal) Covert has served as Silicon Image’s Chief Financial Officer since October 2007. From September 2005 to August 2007 Mr. Covert served as CFO for Openwave Systems Inc and as a board member and chairman of their audit committee from April 2003 to September 2005. Mr. Covert has served as a Director at JDS Uniphase Corp since January 2006 to present and at Solta Medical, Inc since July 2007 to present, each of which are public companies. He also serves as a Director of Harmonic Inc., a private company. Mr. Covert has previously served as the CFO of Adobe systems, Inc., Silicon Graphics, Extreme Networks Inc., and Fortinet Inc. Earlier in his career he held financial management positions with companies that included Northern Telecom Inc., ISC Systems Corp., and Brush Wellman Inc. Mr. Covert holds a bachelor’s degree in Business Administration from Lake Erie College and an MBA from Cleveland State University. Mr. Covert is also a Certified Public Accountant and has served in the United States Army.

Noland Granberry was appointed as Chief Accounting Officer in March 2007. Mr. Granberry has served as Corporate Controller of Silicon Image since March 2006, as Treasurer of Simplay Labs, LLC, a wholly-owned subsidiary of the company, since June 2006 and as Treasurer of HDMI Licensing, LLC, a wholly-owned subsidiary of the company, since April 2006. Prior to joining the company, Mr. Granberry served as Director of SOX Compliance of Xilinx Inc., from April 2005 to February 2006. From September 2002 to February 2005, Mr. Granberry served as Senior Director of Finance of SanDisk Corporation. From August 1995 to August 2002, Mr. Granberry served as Corporate Controller for IKOS Systems, Inc. From August 1984 to August 1995, Mr. Granberry held various positions, most recently as senior manager, at Ernst & Young LLP. Mr. Granberry holds a bachelor’s degree in business administration from Adrian College in Adrian, Michigan.

J. Duane Northcutt has served as Silicon Image’s Chief Technology Officer since July 2003. Prior to joining Silicon Image in February 2002, Dr. Northcutt held the title of Distinguished Engineer of the Desktop and Workgroup Servers Group at Sun Microsystems, where he worked in a technical capacity from 1990 to 2001. Previously, Dr. Northcutt was a member of the research faculty at Carnegie Mellon University’s School of Computer Science. Dr. Northcutt holds both a Bachelor’s and a Master’s degree in Electrical Engineering and a Ph.D. in Computer and Electrical Engineering from Carnegie-Mellon University.

Edward Lopez has served as Silicon Image’s Chief Legal Officer since January 2007. Mr. Lopez joined Silicon Image from the law firm of Morrison & Foerster, where he was Of Counsel in the firm’s Corporate Group in San Francisco. Prior to joining Morrison & Foerster in September 2005, Mr. Lopez was General Counsel and Senior Vice President, Human Resources at Terayon Communication Systems, a publicly-held manufacturer of broadband access equipment, from 1999 to 2005. Prior to Terayon, Mr. Lopez was affiliated with two publicly-held medical device companies as Vice President, Business Development & General Counsel of ReSound Corporation from 1998 to 1999 and as Senior Corporate Counsel & Assistant Secretary of Nellcor Puritan Bennett, Inc. from 1993 to 1998. Mr. Lopez earned his B.A. in Economics from Columbia University and a J.D. from the Harvard Law School.

Paul Dal Santo served as our Chief Operating Officer from August 20, 2007 to March 31, 2009. Prior to joining Silicon Image, Mr. Dal Santo was Vice President and General Manager of the Handheld Products Division of Advanced Micro Devices, Inc. from November 2004 through August 2007. Through July 2003, Mr. Dal Santo spent over ten years at Motorola Inc., holding a variety of management positions, including Vice President/Director, GSM Technology Development from January 2002 through July 2003, Vice President, Cellular Products Development from April 1997 through December 2001 and Product Manager, European Division from May 1993 through March 1997. Dal Santo received his bachelor’s and master’s degrees in engineering from Purdue University and the Illinois Institute of Technology, respectively.

Sal Cobar was appointed as vice president of worldwide sales in April 2007. Prior to his most recent appointment, Mr. Cobar served as Silicon Image’s Senior Director, Strategic Accounts and Americas Sales, where he was instrumental in developing and spearheading the company’s overall strategic account sales initiatives as well as leading the Americas sales team. Prior to joining the company in April 2001, Mr. Cobar held several strategic sales and marketing positions during 12-year tenure at Sun Microsystems. In those positions, Mr. Cobar had management and executive responsibilities for engineering, operations and the creation and execution of new markets for network-based thin client technology. In June 1980, Mr. Cobar joined Xerox Corporation for nine years driving multiple engineering and operations initiatives, including designing a half million square foot state-of-the-art manufacturing facility with automated material replenishment system that provided JIT component delivery from suppliers to the assembly line. Mr. Cobar earned a bachelor’s degree in systems engineering from California State University, San Jose and a master’s degree in marketing from Golden Gate University, San Francisco.

Dale Zimmerman served as Silicon Image’s Vice President of Worldwide Marketing from February 2006 through December 31, 2008. He ceased serving in that position on December 31, 2008. Prior to joining Silicon Image in February 2006, Mr. Zimmerman held various positions at Texas Instruments from June 1978 until February 2006, including most recently as general manager of the DLP TV business. Mr. Zimmerman holds a Bachelor’s and a Master’s degree in Electrical Engineering from the Massachusetts Institute of Technology.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Silicon Image designs, implements and maintains compensation programs aimed at attracting, rewarding, developing and retaining executives, managers and individual contributors having the technical and leadership skills required for the company’s business objectives. Silicon Image’s compensation philosophy aims at compensating employees at competitive levels while aligning stockholder interests, company goals and employee and team performance. Our compensation philosophy is expressed in a comprehensive package called Total Rewards, which is designed to enable us to hire and retain top talent, recognize and reward performance, achieve results by defining objectives and intended results, pay competitively with the market and keep stock compensation competitive and in the middle of the market relative to our peers.

Multiple Compensation Components.  Our executive compensation programs include a combination of base salary, cash incentive bonuses, equity grants and benefits. We believe that this combination allows us to attract and retain needed talent while also aligning both short-term and longer-term performance with the goals and objectives of both the company and its stockholders. In addition, the use of multiple compensation components allows us the flexibility to adjust one component or another to help us meet our business goals and objectives. The components of compensation programs provided to our executive officers are the same as those provided to our management employees generally. We attempt to link compensation to our company’s financial results. During 2008, executive officers received a merit increase in their base salaries and were paid a portion of their target bonuses under our incentive bonus plan. The bonuses were paid at 33% of target due to the company’s financial performance, which fell short of our objectives under the plan. The portion of the bonuses that were paid was based solely only on achievement of certain product delivery milestones set forth in the incentive bonus plan.

Annual Compensation Survey (Benchmarking).  Each year the Compensation Committee re-evaluates the various elements of Total Rewards by conducting a total compensation survey. In 2008, The Compensation Committee retained the services of Compensia, an outside compensation consulting firm that focuses primarily on technology companies, to provide us with an independent assessment of market survey data, comparative analysis and recommendations regarding competitive practices in our market. Compensia helps provide a third-party perspective on our compensation and utilizes data from the Radford Executive Compensation Survey — Bay Area Semiconductor (Select Peers) to help assess our positioning and practices and to measure our component mix and compensation levels against the competitive market.

The Compensation Committee evaluates our Executive Compensation Program on an annual basis based on the independent analysis of Compensia which targets a specific group of peer companies. This list of peer Companies is selected by the Compensation Committee and is designed to provide a comparison with our competitors as well as with all others with whom we compete for talent. The list includes companies that are smaller, comparably sized and larger than we are, in order to provide balance. It also includes companies that perform on a par with us or better than we do as well as those who do not perform as well as us. Since the purpose of the survey is to give us a snapshot of current market positioning, trends and practices, we believe that a broad view of other companies is required. Based on the results of this survey, the Compensation Committee evaluates our compensation philosophy, components, practices and current pay for our executives. In 2008, the selected peer companies were — Applied Micro Circuits, Cirrus Logic, Inc., Conexant Systems, Dsp Group, Inc., Integrated

Device Technology, Inc., Micrel, Microsemi, Omnivision Technologies, Pmc-Sierra, Inc., Qlogic Corporation, Semtech Corporation, Silicon Laboratories, Standard Microsystems Corporation, Trident Microsystems and Zoran Corporation.

Allocation between Salary and Incentives.  Our compensation elements include both short-term (annual salary and cash bonus) and long-term (non-cash equity/stock options) incentives. In general, the higher the level of the position, the greater amount of total compensation that is tied to incentive compensation, in the form of bonuses and stock options. This allocation is based on a philosophy that the higher one’s position is in the organizational structure, the greater one’s potential impact is on achieving the goals and objectives of the company. The other guiding principle in our allocation among different components of compensation is the need to calibrate our position with competitive market practices. We want to ensure that we are not depending too heavily on either base or incentive compensation relative to the companies with whom we compete for talent.

Compensation Elements

Base Salary.  Base compensation is intended to provide a competitive cash package for employees based on their job scope, level and experience. It is intended to recognize and reward the day-to-day performance of one’s duties. Our target is to keep executive base compensation at the median of our peer group.

We review base salary levels annually to assess whether we have met our target positioning relative to the market in which we compete for employees. We also review individual executive performance to assess whether a merit increase is warranted based on individual and company-wide performance, based on a 4% overall merit budget for 2008. We reviewed market trends and salary movements from 2007 to 2008 to identify the appropriate overall budget for merit increases. Our Compensation Committee determined that our chief executive officer’s base salary should remain flat from 2007 to 2008, because the Compensation Committee determined that Mr. Tirado’s salary was already in line with comparable salaries at our peer companies and no adjustment was warranted based upon our company’s performance. The base salaries of our other executive officers, increased from 4% to 10%, based on each individual executive’s performance and a comparison of his or her salary to market levels as set forth in the market analysis completed by Compensia.

Incentive Bonus — Linking Pay with Performance.  Silicon Image’s short-term cash incentive program is referred to as the Silicon Image Incentive Bonus Plan and is designed to align executive performance with the annual goals and objectives of the company. Our objective is to have an incentive program that is competitive with the market, aligns focus, ties to results and rewards performance. The target incentives we provide for executives are intended to be in the third quartile of our peer group. In 2008, the Incentive Bonus Plan had two performance metrics by which payment of bonuses was determined- 50% was tied to the achievement of certain financial targets and 50% was tied to the achievement of certain product delivery milestones. The Incentive Bonus plan was funded at 50% of target and bonuses were paid out at 33% of target due to the fact that we did not achieve the financial targets and we achieved only 67% of the product delivery milestones.

Financial Performance Metrics.  In 2008, our incentive bonus plan provided for two cash bonus pools, one for executive participants and one for non-executive participants. The amounts of the bonus pools were designed to be a function of the extent to which our actual 2008 revenue met or exceeded 100% of our planned revenue for the year and the extent to which our 2008 pro forma EBITDA (earnings before interest, tax, depreciation and amortization, excluding stock compensation expense) met or exceeded 100% of our planned pro forma EBITDA for the year. We believed that these revenue and pro forma EBITDA targets aligned employees and stockholders’ interests and provided clear, definable and readily understood measures of overall company performance and stockholder interests. Half of the bonus plan funding was to be based on the revenue target and half on the pro forma EBITDA target.

Product Delivery Milestones: During 2008, our Company’s management team, with approval from the Compensation Committee, identified certain key products along with certain milestones that must be met in order for us to successfully deliver these key products. The funding of 50% of the Incentive Bonus pool was based on these product delivery milestones. Actual bonus payouts were based on the achievement of each milestone. At 100% achievement, executives and employees would have received 50% of their annual bonus target. Because not all milestones were met, payout was prorated based on the number of milestones achieved. In 2008, the Company achieved on average 67% of the milestones, resulting in bonus payments averaging 33% of the employees’ annual target.

Individual Bonus Payout.  Bonus targets for each executive position were: Chief Executive Officer — 90% of base compensation; Chief Technology Officer, Chief Financial Officer, Chief Operating Officer and Chief Legal Officer — 45% of base compensation; and all other VPs or equivalent — 40% of base compensation. Our CEO’s total compensation is weighted more heavily toward incentive bonus payments than our other executives because his level of responsibility gives him a greater level of influence over the overall success and growth of our company. The amount of individual bonus payments are proposed to the Compensation Committee by the CEO (with the exception of the CEO’s own bonus) and are based on a subjective assessment of a number of factors and inputs, including peer assessments, a self-assessment, the CEO’s ranking of performance against quantitative and qualitative goals and objectives established early in the year or shortly after the time of hire and other factors. The percentage targets described above represent the amount of bonuses that would be paid if the company achieved 100% of its revenue and pro-forma EBITDA targets and the executive achieved his performance goals. The maximum possible payout under our 2008 incentive bonus plan was three times the bonus target. For 2008, as mentioned above, bonuses were paid out at 33% of annual targets due to the Company not meeting the Financial Objectives and only meeting 67% of the Product Delivery Milestones. .

Incentive Compensation for our VP of Worldwide Sales.  Our VP of Worldwide Sales does not participate in our incentive bonus plan. Instead, he receives incentive compensation based on our percent achievement of our product (integrated circuit) revenue target for the fiscal year.

Total Cash Compensation Target.  Our overall total cash compensation goal for our executive officers is to provide an opportunity for cash compensation in the third quartile of our peer group on average, reflecting the market positioning that we believe is necessary for us to attract the executive talent necessary to remain competitive. We believe that our 2008 executive cash compensation was within this range, based on an independent assessment by Compensia.

Equity Incentives

Long-Term Equity Incentive Program.  The goal of the company’s long-term incentive program is to align management and employee performance with the longer-term interests of investors through equity awards. At the executive level, we continue to believe that equity compensation is both a motivator as well as a recruiting and retention tool. We also believe that it is the best instrument in our compensation portfolio to align executive performance with the longer term goals of the company. Those goals in turn align with the longer term stockholder interests.

As with our bonus program, our equity incentive program is structured to provide a target level of participation based on the level of the position. Our target level of equity awards for our executive officers is to provide equity compensation (in numbers of shares granted) at the median of our peer group, based on an assessment by Compensia. Our current goal is to limit the aggregate number of shares subject to equity awards granted to all employees in any one year so that it does not materially exceed four percent of our total shares outstanding.

At the executive officer level, there is more variability from person to person in option grant levels than at lower levels due to competitive market pressures and individually negotiated offer packages.

Our equity compensation policies are accounted for using Statement of Financial Accounting Standards No. 123R Share-Based Payment (SFAS 123(R)) and Staff Accounting Bulletin 107 (SAB 107), which we adopted in the first quarter of fiscal year 2006 using the modified prospective method as permitted by the pronouncement. We value all stock-based compensation awards granted based on the grant date fair value as adjusted for estimated forfeitures.

Different Forms of Long-Term Incentives.  Under our equity incentive plans, we have the ability to grant other forms of equity, including performance-based options and restricted shares. In 2008, our long-term equity incentives were in the form of stock options and Restricted Stock Units (RSUs). Generally, our options provide for vesting over time, typically a four-year period. Our executives were awarded two groups of equity awards in February 2008. The first group, consisting of both options and RSUs, were a continuation of our practice of annual grants of equity awards. These options vest over a four year period, and these RSUs provided for vesting based on 2009 revenue growth and non-GAAP operating margin compared to our targets, and compared to performance of a group of peer companies. None of these targets were achieved, and accordingly these RSUs did not vest. The second group of equity awards consisted of RSUs, the vesting of some of which was performance-based, and some of which was time-based. All of the RSUs with time-based vesting will vest as to 100% of the shares after two years. Vested shares shall remain restricted and non-transferable for an additional year after vesting. This structure was designed to further our retention objectives for a two year period, and foster long-term equity ownership by our management, For the performance-based RSUs, 33% would have vested in 2010 if the Company had achieved the 2008 Annual Operating Plan and operating margin, which did not occur. The remaining 67% will vest in 2010 if the Company achieves the 2009 Annual Operating Plan and operating margin. For 2008, we did not achieve the targeted annual operating plan, therefore, 33% of the RSU grants will never vest. This equity compensation structure was proposed by the Compensation Committee based on a market analysis provided by Compensia, and a desire to utilize RSUs to a greater degree in order to address retention issues presented with options, which lose their retention and compensation value in a market characterized by declining equity prices, and in order to reduce our overall equity utilization and to better align employees incentives with stockholder interests. The Compensation Committee decided to use performance-based vesting for a portion of the RSUs in order to directly link equity compensation and performance. The number of RSUs and options awarded to each of our executive officers was based on our compensation committee’s and chief executive officer’s assessment of each officer’s performance and contribution, and market information provided by Compensia.

Standardization of Grant Dates.  Beginning in August 2006, all option grants to all employees commence vesting and the exercise price is set, on the first 15th of the month following approval, except as otherwise approved by our compensation committee. The standardization of grant dates on the first 15th of the month following approval is designed to avoid the timing of option grants in conjunction with the release of information that might have a favorable or unfavorable impact on the company’s stock price.

Other Equity, Retirement and Benefits Programs

Employee Stock Purchase Plan (ESPP).  We provide an Employee Stock Purchase Program (ESPP) that enables all employees, including executives, to purchase stock at a discount. The stock is offered for purchase at 85% of the market value at either the beginning or end of specified purchase periods, whichever is lower. In December 2006, we amended the ESPP to reduce the length of offering periods from two years to six months, among other things. We anticipate that this amendment will help reduce the compensation expense impact and dilutive effect of the plan.

401(k) Defined Contribution Plan.  We do not offer a defined benefit retirement plan. However, we do have a defined contribution plan in the form of a 401(k) plan for its employees. Starting January 1, 2008, the company started to contribute an amount of fifty cents on every dollar contributed by the employees subject to a cap of $2,000. The company’s contribution vests immediately upon contribution.

Other Benefits.  We offer a full range of benefits, including life, medical, dental, vision and disability programs. We also have a paid time off program that allows employees time for vacation or personal matters. The goal of these plans is to provide an attractive and competitive set of benefits while also managing costs.

Other Benefits or Perquisites.  We do not generally offer other cash or non-cash incentives to executives that are not available to other employees. However, there are times when a specific situation requires additional compensation. Relocation or temporary living arrangements for executives who either work remotely but spend significant time in another Silicon Image work location or have not yet moved is an example.

Deferred Compensation.  We do not currently have any deferred compensation programs for employees or executives.

Severance or Change of Control Practice.  In January 2005, we entered into an employment offer letter with our CEO that provided, among other things, for severance payments upon a termination of employment. In December 2007, we entered into change of control retention agreements with each of our executive officers and each of our vice presidents. The entry into these agreements in 2007 followed more than a year of discussion and review by the Compensation Committee with the assistance of Compensia, an outside compensation consulting firm that provided us with market survey data, comparative analysis and recommendations regarding competitive practices in our market. The material terms of these agreements and our severance and change of control agreement with our CEO are described under “Potential Payments Upon Termination or Change of Control.”

Executive Compensation Determination

Process for Reviewing and Adjusting Executive Pay.

Executive Pay.  For compensation of executives other than himself, our CEO, in conjunction with our Vice President, Human Resources and our Chief Financial Officer, reviews executive compensation on an annual basis and makes recommendations to the Compensation Committee regarding any proposed adjustments. Final decisions on compensation for all executives are then made by the Compensation Committee.

In reviewing executive compensation, our compensation committee considers a number of factors, typically including the following:

•	Individual performance, including a comparative ranking and peer assessments for executives reporting to the CEO

•	Company performance and our achievement of specific objectives

•	Survey data regarding compensation practices by our peers

•	Prior year’s compensation

•	Current holdings of options and their exercise price and remaining vesting schedule

•	Internal consistency, including the relationship to other executives and the relationship of executive compensation to non-executive compensation.

In 2008, the Compensation Committee utilized Compensia, a compensation consulting firm, to provide and analyze data regarding non-CEO executive compensation including current Silicon Image compensation data and survey-based market competitive data and to make recommendations regarding non-CEO executive compensation.

CEO Pay.  In reviewing our CEO’s compensation, the Compensation Committee reviews relevant survey data from the Radford Executive Compensation report together with an analysis of data on CEO executive compensation from Compensia. In addition, the Compensation Committee considers the factors described above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Masood Jabbar, Chair
Peter Hanelt
William George
William Raduchel

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006. The named executive officers were not entitled to receive payments which would characterized as “non-equity incentive plan compensation” for the fiscal years ended December 31, 2008, 2007 and 2006.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)	($)

Steve Tirado(2)	2008	$475,000	$141,609	—	$2,447,219	$16,111	$3,079,939
President and Chief	2007	475,000	—	—	2,367,105	12,536	2,854,641
Executive Officer	2006	475,000	650,790	—	2,534,987	14,177	3,674,954
Harold L Covert(3)	2008	300,000	44,719	$144,615	131,391	6,925	627,650
Chief Financial Officer	2007	71,730	32,279	—	27,552	2,747	134,308
J. Duane Northcutt(4)	2008	302,275	45,058	148,323	536,921	6,616	1,039,193
Chief Technology Officer	2007	282,500	—	—	586,036	13,223	881,759
	2006	282,500	249,817	—	708,575	4,840	1,245,732
John Hyun Jong Shin(5)	2008	291,200	38,584	118,659	546,742	195,979	1,191,164
Vice President,	2007	280,000	—	—	492,362	12,536	784,898
Engineering	2006	280,000	214,214	—	493,757	14,177	1,002,148
Dale Zimmerman(6)	2008	275,600	36,517	118,659	529,542	190,069	1,150,387
Vice President,	2007	263,981	—	—	427,415	55,171	746,567
Worldwide Marketing	2006	226,949	100,000	—	345,254	31,154	703,357
Pete Rado(7)	2008	269,500	35,709	118,659	698,264	15,885	1,138,017
Vice President.	2007	—	—	—	—	—	—
Worldwide Operations & Quality	2006	—	—	—	—	—	—
Sal Cobar(8)	2008	401,365	—	118,659	268,429	13,891	802,344
Vice President,	2007	317,750	—	—	216,053	12,430	546,233
Worldwide Sales	2006	382,199	25,045	—	159,866	9,807	576,917

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006 in accordance with FAS 123(R) and SAB 107 of awards pursuant to our 2008 and 1999 Equity Incentive Plans and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 13, 2009.

(2)	For Mr. Tirado, amounts under bonus includes $74,813 paid in February the second half of 2008 bonus paid in 2009. Amounts under “All Other Compensation” include payments by us of $13,361 for health insurance and $750 for life insurance and $2,000 towards 401K plan in 2008, $11,876 for health insurance and $660 for life insurance in 2007, and $13,457 for health insurance and $720 for life insurance in 2006.

(3)	For Mr. Covert, amounts under bonus includes $23,625 includes the second half of 2008 bonus paid in 2009. Amounts under “All Other Compensation” include payments by us of $6,342 for health insurance and $583 for life insurance in 2008 and $2,087 for health insurance and $660 for life insurance in 2007.

(4)	For Dr. Northcutt, amounts under bonus includes $23,804 includes the second half of 2008 bonus paid in 2009. Amounts under “All Other Compensation” include payments by us of $4,028 for health insurance and $588 for life insurance and $2,000 towards 401K plan in 2008, $9,000 in connection with our patent incentive program in 2007, which provides nominal cash incentives for the filing, prosecution and registration of patents, $3,563 for health insurance and $660 for life insurance in 2007, and $4,120 for health insurance and $720 for life insurance in 2006.

(5)	For Mr. Shin, amounts under bonus includes $20,384 includes the second half of 2008 bonus paid in 2009. Amounts under “All Other Compensation” include payments by us of $13,361 for health insurance and $567 for life insurance in 2008 and an amount of $180,051 which is salary and benefits for seven months pursuant to the transitional employment and separation agreement entered into with Mr. Shin and $2,000 towards 401K plan,

$11,876 for health insurance and $660 for life insurance in 2007 and $13,457 for health insurance and $720 for life insurance in 2006 and $12,536 for health insurance.

(6)	For Mr. Zimmerman, amounts under bonus includes $19,292 includes the second half of 2008 bonus paid in 2009. Amounts under “All Other Compensation” include payments by us of $13,361 for health insurance and $536 for life insurance in 2008 and an amount of $176,172 which is salary and benefits for six months pursuant to confidential separation and general release agreement. For 2007 such payments include, $42,635 for reimbursement of transportation and housing as part of his employment arrangement with Silicon Image, $11,876 for health insurance and $660 for life insurance. For 2006, such payments include $19,223 for reimbursement of transportation and housing expenses as part of his employment arrangement with Silicon Image, $11,491 for health insurance and $440 for life insurance in 2006.

(7)	For Mr. Rado, amounts under bonus includes $18,865 includes the second half of 2008 bonus paid in 2009. Amounts under “All Other Compensation” include payments by us of $13,361 for health insurance and $524 for life insurance and $2,000 towards 401K plan in 2008.

(8)	Salary figures for Mr. Cobar include incentive compensation of $182,965 for the fiscal year ended December 31, 2008, $125,703 for the fiscal year ended December 31, 2007 and $229,999 for the fiscal year ended December 31, 2006. Amounts under “All Other Compensation” include payments by us of $13,361 for health insurance and $530 for life insurance in 2008, $11,876 for health insurance and $554 for life insurance in 2007 and $9,477 for health insurance and $330 for life insurance in 2006.

Compensation Of Named Executive Officers in 2008

Steve Tirado, President and CEO.  Mr. Tirado served as our President and Chief Executive Officer during 2008. His compensation consists of the same mix as other executives and includes base salary, potential for an incentive bonus, equity grants and our standard company benefits. Mr. Tirado’s base salary remained unchanged from 2007 because the Compensation Committee determined that Mr. Tirado’s salary was already in line with comparable salaries at our peer companies and no adjustment was warranted based upon our company’s performance. Mr. Tirado received a grant of 325,000 RSUs in 2008. These RSUs have performance-based vesting. Our intent in making this grant was to provide Mr. Tirado with a larger equity stake in the company consistent with CEO equity levels at peer companies, as well as to align his performance and incentives with longer term stockholder interests. Mr. Tirado received an incentive bonus of $141,609 for 2008, which is approximately 33.0% of his target incentive bonus. The 2008 Incentive Plan had two components; achievement of financials targets and product delivery milestones. Because the financial targets were not met, the bonus pool was funded at only 50.0% level. 67% of the product delivery milestones were achieved, resulting in a bonus payout at 33.0% of target.

Harold (Hal) Covert, CFO.  Mr. Covert has served as our Chief Financial Officer since October 2007. His compensation during 2008 consisted of base salary, potential for an incentive bonus, equity grants and our standard company benefits. Mr. Covert’s base salary in 2008 was $300,000. He received 325,000 RSUs in 2008. As with all of our named executive officers, the size of Mr. Covert’s equity grant was determined by the Compensation Committee’s assessment of his individual performance, the amount of vested and unvested equity grants then held by Mr. Covert, and the desire to continue to maintain Mr. Covert’s equity compensation at levels that are competitive with our peer firms. Mr. Covert also received an incentive bonus of $44,719 in 2008.

Jeffrey Duane Northcutt, CTO.  Mr. Northcutt served as our Chief Technology Officer during 2008. Mr. Northcutt’s compensation for 2008 consisted of base salary, incentive bonus and equity grants in addition to the company’s standard benefits. Mr. Northcutt’s base salary in 2008 was $302,275, an increase of 7.0% as compared to 2007. The merit increase was based on Mr. Northcutt’s performance as well as the Compensation Committee’s review of our independent compensation consultant’s comparison of his total compensation relative to similar executives at our peer companies and companies with which we compete for executive talent. In 2008, Mr. Northcutt received 275,000 RSUs and options to purchase 75,000 shares. Mr. Northcutt also received an incentive bonus of $45,058 for 2008.

Hyun Jong Shin, VP, Strategic Technology Initiatives.  Mr. Shin’s role changed from Vice President of Engineering to Vice President of Strategic Technology Initiatives during 2008. Mr. Shin’s compensation for 2008 consisted of base salary, potential for an incentive bonus and equity grants in addition to the company’s standard benefits. Mr. Shin’s 2008 base salary is $291,200 an increase of 4.0% from 2007. The merit increase was to bring Mr. Shin’s salary into better alignment with levels at our peer firms. In 2008, Mr. Shin received 212,100 RSUs and options to purchase 35,800 shares. Mr. Shin also received an incentive bonus of $38,584 in 2008.

Dale Zimmerman VP Worldwide Marketing.  Mr. Zimmerman served as our Vice President of Worldwide Marketing during 2008. Mr. Zimmerman’s compensation package includes base salary, potential for an incentive bonus, equity grants and the company’s standard benefit package. Mr. Zimmerman’s base salary for 2008 was $275,600, an increase of 4.4% from 2007. The merit increase was based on Mr. Rado’s performance as well as his salary in comparison to salaries of comparable executives at our peer firms and at firms with which we compete for executive talent. Mr. Zimmerman received 214,000 RSUs and options to purchase 40,000 shares during 2008. He also received an incentive bonus of $36,517 in 2008.

Peter Rado, VP of Worldwide Operations & Quality.  Mr. Rado served as our Vice President of Worldwide Operations & Quality during 2008. Mr. Rado’s compensation package for 2008 is consistent with our other executives and includes base salary, potential for an incentive bonus, equity awards and the company’s standard benefits package. Mr. Rado’s base salary in 2008 was $269,500, an increase of 10% from 2007. The merit increase was based on Mr. Rado’s performance as well as his salary in comparison to salaries comparable executives at our peer firms and at firms with which we compete for executive talent. Mr. Rado received 225,000 RSUs and options to purchase 75,000 shares. He also received an incentive bonus of $35,709 for 2008.

Sal Cobar, VP Worldwide Sales.  Mr. Cobar has served as our Vice President Worldwide Sales since his promotion in April 2007. Mr. Cobar’s compensation package for 2008 included base salary, sales commissions, equity grants and our standard company benefit package. Mr. Cobar received a base salary increase of 4% taking his base salary from $210,000 in 2007 to $218,400 in 2008. The increase was intended to bring Mr. Cobar’s salary into alignment with salaries paid to similar executives at our peer firms. Mr. Cobar participates in the Incentive Sales Commission Plan, pursuant to which 60% of his total target cash compensation is guaranteed in the form of base salary and 40% is variable in the form of sales commissions, tied to the attainment of company-wide sales targets. As a result, Mr. Cobar does not participate in the corporate incentive bonus plan. Mr. Cobar’s 2008 salary included sales commissions of $182,965. The Compensation Committee structures his compensation in this manner due to Mr. Cobar’s level of authority and his influence on our overall sales performance. During 2008, Mr. Cobar also received 217,250 RSUs and options to purchase 55,000 shares.

Severance Benefits Available to All Named Executive Officers  Mr. Tirado has an employment offer letter agreement with provisions providing for separation payments and benefits upon a termination without “cause”. Mr. Tirado’s agreement also provides for separation payments and benefits upon a termination for “good reason” or due to death or disability. Each of our executives and vice presidents are also entitled to separation payments and benefits if they are terminated without “cause” or resign for “good reason” during the three months prior to, or twelve months following, a change of control transaction. For additional details regarding these arrangements please see “Potential Payments upon Termination or Change of Control” below.

GRANTS OF PLAN-BASED AWARDS TABLE (2008)

The table below provides information with respect to each stock option and restricted stock unit granted to each named executive officer during 2008. The stock options set forth below were granted for fixed amounts of shares and unless noted otherwise below, vesting under such stock options is contingent only upon continued service with Silicon Image and not achievement of other performance-related targets or conditions. No named executive officer was the recipient of a stock award during 2008.

							All Other		All Other
							Stock Awards:		Option Awards:
							Number of		Number of			Grant Date
		Estimated Future Payouts Under					Shares of		Securities		Exercise or	Fair Value
		Equity Incentive Plan Awards					Stock or		Underlying		Base Price of	of Stock and
	Grant	Threshold	Target		Maximum		Units		Options		Option Awards	Option Awards
Name	Date	(#)	(#)		(#)		(#)		(#)		($/Sh)	($)(1)

Steve Tirado	2/15/08	—	325,000	(2)	325,000	(2)	325,000	(2)	—		—	$1,449,500
Harold L. Covert	2/15/08	—	—		—		97,500	(5)	—		—	434,850
	2/15/08	—	227,500	(2)	227,500	(2)	227,500	(2)	—		—	1,014,650
J. Duane Northcutt	2/15/08	—	—		—		—		75,000	(4)	4.46	186,285
	2/15/08	—	25,000	(3)	25,000	(3)	25,000	(3)	—		—	111,500
	2/15/08	—	150,000	(2)	150,000	(2)	150,000	(2)	—		—	669,000
	2/15/08	—	—		—		100,000	(5)	—		—	446,000
Hyun Jong Shin	2/15/08	—	—		—		—		35,800	(4)	4.46	88,920
	2/15/08	—	12,100	(3)	12,100	(3)	12,100	(3)	—		—	53,966
	2/15/08	—	120,000	(2)	120,000	(2)	120,000	(2)	—		—	535,200
	2/15/08	—	—		—		80,000	(5)	—		—	356,800
Dale Zimmerman	2/15/08	—	—		—		—		40,000	(4)	4.46	99,352
	2/15/08	—	14,000	(3)	14,000	(3)	14,000	(3)	—		—	62,440
	2/15/08	—	120,000	(2)	120,000	(2)	120,000	(2)	—		—	535,200
	2/15/08	—	—		—		80,000	(5)	—		—	356,800
Peter Rado	2/15/08	—					—		75,000	(4)	4.46	186,285
	2/15/08	—	25,000	(3)	25,000	(3)	25,000	(3)	—		—	111,500
	2/15/08	—	120,000	(2)	120,000	(2)	120,000	(2)	—		—	535,200
	2/15/08	—	—		—		80,000	(5)	—		—	356,800
Sal Cobar	2/15/08	—					—		55,000	(4)	4.46	136,609
	2/15/08	—	17,250	(3)	17,250	(3)	17,250	(3)	—		—	76,935
	2/15/08	—	120,000	(2)	120,000	(2)	120,000	(2)	—		—	535,200
	2/15/08	—	—		—		80,000	(5)	—		—	356,800

(1)	We estimate the fair value of stock options, consistent with the provisions of SFAS No. 123(R) and SAB 107. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model and the straight-line attribution approach. For a detailed discussion about the computation please refer to Note 5 to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 13, 2009.

(2)	The RSU would have vested on February 15, 2010 with respect to 33% of the underlying shares if the company met both a specified 2008 revenue target and a specified 2008 operating margin percentage target, which we did not achieve. The remaining 67% of the underlying shares will vest if the company meets both a specified 2009 revenue target and a specified 2009 operating margin percentage target. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.

(3)	The RSU would have vested with respect to 25% of the underlying shares in 2009 if the we had met both a specified 2008 revenue target and a specified 2008 operating margin percentage target, which we did not achieve. An additional 50% of the underlying shares would have vested in 2009 if the company’s 2008 revenue growth and operating margin percentage exceed those of a specified list of other companies, which we did not achieve. The remaining 25% of the underlying shares would have vested in 2009 if the company’s 2008 revenue growth and operating margin percentage exceed, by a specified amount, those of the other companies, which we did not achieve.

(4)	This option became vested and exercisable with respect to 25% of the shares on February 15, 2009 and will vest with respect to 2.083% of the shares for each of the 36 months thereafter.

(5)	The RSU will not vest until February 15, 2010, at which time it will vest as to all of the underlying shares. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.

OPTIONS EXERCISED TABLE (2008)

The table below provides information with respect to each stock option exercised by each named executive officer during 2008. No named executive officer is the holder of a stock award that vested during 2008.

	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)(1)

Jeffrey Duane Northcutt	18,500	$25,715
	31,250	45,000
	9,250	13,412
	9,250	10,360
	9,250	10,360
	6,250	9,375

(1)	The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise, which is based on the closing price reported on the Nasdaq Global Select Market on that date and the aggregate exercise price of the option.

OUTSTANDING EQUITY AWARDS AT YEAR END TABLE (2008)

The table below provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2008.

	Option Awards
			Equity Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)	Unearned		Exercise	Expiration
Name	Exercisable	Unexercisable	Options (#)		Price ($)	Date

Steve Tirado	200,000		0	(1)	$4.06	01/02/12
	188,334		0	(2)	$6.16	01/02/13
	372,083		7,917	(3)	$14.14	01/24/15
	27,778		38,889	(4)	$10.83	04/16/17
	27,778		38,889	(4)	$12.40	04/16/17
	27,778		38,888	(4)	$9.26	04/16/17
	364,583		135,417	(5)	$9.89	01/03/16
	74,167		45,833	(6)	$15.48	01/04/15
	136,667		0	(7)	$6.16	01/02/13
	18,364		0	(8)	$5.44	01/02/11

Harold L. Covert	58,333		141,667	(9)	$5.85	10/15/17

J. Duane Northcutt	65,833		0	(10)	$6.21	02/20/12
	72,917		0	(10)	$6.38	02/20/12
	87,500		0	(11)	$6.16	01/02/13
	98,333		21,667	(12)	$15.48	01/04/15
	26,171		30,929	(13)	$9.27	02/15/17
	32,813		12,187	(14)	$9.89	01/03/16
	76,667		3,333	(15)	$9.55	02/05/14
	0		75,000	(16)	$4.46	02/15/18

Hyun Jong Shin	130,000		0	(17)	$1.65	11/06/11
	58,333	13,000	14,667	(18)	$15.48	01/04/15
	47,396	8,125	9,479	(19)	$9.89	01/03/16
	96,667		3,333	(20)	$9.55	02/05/14
	15,583	13,458	4,959	(21)	$9.27	02/15/17
	60,000		0	(22)	$6.16	01/02/13
	0	23,121	12,679	(23)	$4.46	02/15/18

Dale Zimmerman	15,583	14,167	4,250	(24)	$9.27	02/15/17
	177,083	41,667	31,250	(25)	$10.43	02/21/16
	0	26,667	13,333	(26)	$4.46	02/15/18

Pete Rado	200,000		0	(27)	$13.74	11/01/14
	43,750		16,250	(28)	$9.89	01/03/16
	27,500		32,500	(29)	$9.27	02/15/17
	0		75,000	(30)	$4.46	02/15/18
Sal Cobar	6,875		0	(31)	$5.02	08/01/13
	2,500		2,500	(32)	$13.47	12/15/16
	4,500		3,000	(33)	$12.68	10/22/14
	2,334		833	(34)	$7.94	10/17/15
	39,583		60,417	(35)	$7.93	05/15/17
	6,875		8,125	(36)	$9.27	02/15/17
	4,500		3,000	(37)	$12.68	10/22/14
	35,000		0	(38)	$14.40	10/01/14
	4,667		2,333	(39)	$4.42	10/01/13
	0		55,000	(40)	$4.46	02/15/18

(1)	This option was originally granted for 250,000 shares and has been exercised with respect to 50,000 shares. This option becomes vested and exercisable with respect to 0.833% of the shares on January 2, 2003 and each of the 11 months thereafter, 1.667% of the shares on January 2, 2004 and each of the 11 months thereafter, 2.5% of the shares on January 2, 2005 and each of the 11 months thereafter and 3.333% of the shares on January 2, 2006 and each of the 11 months thereafter

(2)	This option was originally granted for 200,000 shares and has been exercised with respect to 11,666 shares. This option becomes vested and exercisable with respect to 0.833% of the shares on January 2, 2004 and each of the 11 months thereafter, 1.25% of the shares on January 2, 2005 and each of the 11 months thereafter, 2.083% of the shares on January 2, 2006 and each of the 11 months thereafter and 4.167% of the shares on January 2, 2007 and each of the 11 months thereafter.

(3)	This option was originally granted for 380,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 2.083% of the shares on January 24, 2006 and each of the 47 months thereafter.

(4)	This option was originally granted for 200,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 25% of the shares on April 16, 2008 and 2.083% for each of the 36 months thereafter.

(5)	This option was originally granted for 500,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter.

(6)	This option was originally granted for 120,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 0.694% of the shares on January 4, 2007 and each of the 11 months thereafter, 4.861% of the shares on January 4, 2008 and each of the 11 months thereafter and 2.778% of the shares on January 4, 2009 and each of the 11 months thereafter.

(7)	This option was originally granted for 200,000 shares and has been exercised with respect to 63,333 shares. This option becomes vested and exercisable with respect to 1.667% of the shares on January 2, 2003 and each of the 59 months thereafter.

(8)	This option was originally granted for 31,391 shares and has been exercised with respect to 13,027 shares. The remaining 18,364 shares subject to this option are fully vested.

(9)	This option was originally granted for 200,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 25% of the shares on October 15, 2008 and 2.083% of the shares on November 15, 2008 and each of the 35 months thereafter.

(10)	This option was originally granted for 250,000 shares and has been exercised with respect to 111,250 shares. The remaining 138,750 shares subject to this option are fully vested.

(11)	This option was originally granted for 125,000 shares and has been exercised with respect to 37,500 shares. The remaining 87,500 shares subject to this option are fully vested.

(12)	This option was originally granted for 120,000 shares and has not been exercised with respect to any shares. This option became vested and exercisable with respect to 2.083% of the shares on January 31, 2005 and each of the 23 months thereafter and 1.389% of the shares on January 31, 2007 and each of the 35 months thereafter.

(13)	This option was originally granted for 57,100 shares and has not been exercised with respect to any shares. This option became vested and exercisable with respect to 25% of the shares on February 15, 2008 and will vest with respect to 2.083% for each of the 36 months thereafter.

(14)	This option was originally granted for 45,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter.

(15)	This option was originally granted for 80,000 shares and has not been exercised with respect to any shares. This option became vested and exercisable with respect to 1.042% of the shares on March 5, 2004 and each of the 23 months thereafter and 2.083% of the shares on March 5, 2006 and each of the 35 months thereafter.

(16)	This option was originally granted for 75,000 shares. This option will vest as to 25% of the shares on February 15, 2009, and 2.083% for each of the 36 months thereafter.

(17)	This option was originally granted for 350,000 shares and has been exercised with respect to 220,000 shares. The remaining 130,000 shares subject to this option are fully vested.

(18)	This option was originally granted for 86,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 2.907% of the shares on January 4, 2006 and each of the 11 months thereafter, 0.969% of the shares on January 4, 2007 and each of the 11 months thereafter, 1.938% of the shares on January 4, 2008 and each of the 11 months thereafter and 2.519% of the shares on January 4, 2009 and each of the 11 months thereafter.

(19)	This option was originally granted for 65,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter.

(20)	This option was originally granted for 100,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 0.833% of the shares on February 5, 2005 and each of the 11 months thereafter, 1.667% of the shares on February 5, 2006 and each of the 11 months thereafter, 2.5% of the shares on February 5, 2007 and each of the 11 months thereafter and 3.333% of the shares on February 5, 2008 and each of the 11 months thereafter.

(21)	This option was originally granted for 34,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 25% of the shares on February 15, 2008 and 2.083% of the shares for each of the 36 months thereafter.

(22)	This option was originally granted for 60,000 shares and has not been exercised with respect to any shares. The shares subject to the option are fully vested.

(23)	This option was originally granted for 35,800 shares. The stock options will vest as to 25% of the shares on February 15, 2009, and 2.083% for each of the 36 months thereafter.

(24)	This option was originally granted for 34,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 25% of the shares on February 15, 2008 and 2.083% of the shares for each of the 36 months thereafter.

(25)	This option was originally granted for 250,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 25% of the shares on February 21, 2007 and 2.083% of the shares for each of the 36 months thereafter.

(26)	This option was originally granted for 40,000 shares. This option will vest as to 25% of the shares on February 15, 2009, and 2.083% for each of the 36 months thereafter.

(27)	This option was originally granted for 200,000 shares and has not been exercised with respect to any shares. The shares subject to the option are fully vested.

(28)	This option was originally granted for 60,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 25% of the shares on January 3, 2007 and 2.083% of the shares for each of the 36 months thereafter.

(29)	This option was originally granted for 60,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 25% of the shares on February 15, 2008 and 2.083% of the shares for each of the 36 months thereafter.

(30)	This option was originally granted for 75,000 shares. This option will vest as to 25% of the shares on February 15, 2009, and as to an additional 2.083% of the shares each month thereafter.

(31)	This option was originally granted for 30,000 shares and has been exercised with respect to 23,125 shares. The remaining 6,875 shares subject to this option are fully vested.

(32)	This option was originally granted for 5,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 25% of the shares on December 15, 2007 and 2.083% of the shares for each of the 36 months thereafter.

(33)	This option was originally granted for 7,500 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 1.666% of the shares each month, beginning on January 31, 2006.

(34)	This option was originally granted for 4,000 shares and has been exercised with respect to 833 shares. This option becomes vested and exercisable with respect to 2.083% of the shares on November 17, 2005 and each of the 47 months thereafter.

(35)	This option was originally granted for 100,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 25% of the shares on May 15, 2008 and 2.083% of the shares for each of the 36 months thereafter.

(36)	This option was originally granted for 15,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 25% of the shares on February 15, 2008 and 2.083% of the shares for each of the 36 months thereafter.

(37)	This option was originally granted for 7,500 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 1.666% of the shares each month, beginning on January 31, 2006.

(38)	This option was originally granted for 35,000 shares and has not been exercised with respect to any shares This option becomes vested and exercisable with respect to 25% of the shares on October 1, 2005 and 2.083% of the shares for each of the 36 months thereafter.

(39)	This option was originally granted for 10,000 shares and has been exercised with respect to 3,000 shares. This option becomes vested and exercisable with respect to 1.666% of the shares each month, beginning on March 28, 2005.

(40)	This option was originally granted for 55,000 shares. This option will vest as to 25% of the shares on February 15, 2009, and 2.083% for each of the 36 months thereafter.

	Stock Awards
						Equity Incentive
						Plan Awards:
						Market or Payout
				Equity Incentive Plan		Value of
			Market Value of	Awards: Number of		Unearned Shares,
	Number of Shares or		Shares or Units of	Unearned Shares,		Units or Other
	Units of Stock That		Stock That Have Not	Units or Other		Rights That Have
	Have Not Vested		Vested	Rights That Have Not		Not Vested
Name	(#)		($)(19)	Vested (#)		($)(19)

Steve Tirado	—		—	325,000	(1)	$1,365,000
Harold L. Covert	97,500	(2)	$409,500	227,500	(3)	$955,500
J. Duane Northcutt	100,000	(6)	$420,000	25,000	(4)	$105,000
	—		—	150,000	(5)	$630,000
Hyun Jong Shin	80,000	(9)	$336,000	12,100	(7)	$50,820
	—		—	120,000	(8)	$504,000
Dale Zimmerman	80,000	(12)	$336,000	14,000	(10)	$58,800
	—		—	120,000	(11)	$504,000
Pete Rado	80,000	(15)	$336,000	25,000	(13)	$105,000
	—		—	120,000	(14)	$504,000
Sal Cobar	80,000	(18)	$336,000	17,250	(16)	$72,450
	—		—	120,000	(17)	$504,000

(1)	This RSU was originally granted for 325,000 shares. The RSU would have vested on February 15, 2010 with respect to 33% of the underlying shares if the company met both a specified 2008 revenue target and a specified 2008 operating margin percentage target, which we did not achieve. The remaining 67% of the underlying shares will vest if the company meets both a specified 2009 revenue target and a specified 2009 operating margin percentage target. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.

(2)	This RSU was originally granted for 97,500 units. The RSU will not vest until February 15, 2010, at which time they will vest as to all of the underlying shares. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.

(3)	This RSU was originally granted for 227,500 units. The RSU would have vested on February 15, 2010 with respect to 33% of the underlying shares if the company met both a specified 2008 revenue target and a specified 2008 operating margin percentage target, which we did not achieve. The remaining 67% of the underlying shares will vest if the company meets both a specified 2009 revenue target and a specified 2009 operating margin percentage target. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.

(4)	This RSU was originally granted for 25,000 units. The RSU would have vested with respect to 25% of the underlying shares in 2009 if the Registrant met both a specified 2008 revenue target and a specified 2008 operating margin percentage target, which we did not achieve. An additional 50% of the underlying shares would have vested in 2009 if the company’s 2008 revenue growth and operating margin percentage exceed those of a specified list of other companies, which we did not achieve. The remaining 25% of the underlying shares would have vested in 2009 if the company’s 2008 revenue growth and operating margin percentage exceed, by a specified amount, those of the other companies, which we did not achieve.

(5)	This RSU was originally granted for 150,000 units. The RSU would have vested on February 15, 2010 with respect to 33% of the underlying shares if the company met both a specified 2008 revenue target and a specified 2008 operating margin percentage target, which we did not achieve. The remaining 67% of the underlying shares will vest if the company meets both a specified 2009 revenue target and a specified 2009 operating margin percentage target. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.

(6)	This RSU was originally granted for 100,000 units. The RSU will not vest until February 15, 2010, at which time they will vest as to all of the underlying shares. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.

(7)	This RSU was originally granted for 12,100 units. The RSU would have vested with respect to 25% of the underlying shares in 2009 if the Registrant met both a specified 2008 revenue target and a specified 2008 operating margin percentage target, which we did not achieve. An additional 50% of the underlying shares would have vested in 2009 if the company’s 2008 revenue growth and operating margin percentage exceed those of a specified list of other companies, which we did not achieve. The remaining 25% of the underlying shares would have vested in 2009 if the company’s 2008 revenue growth and operating margin percentage exceed, by a specified amount, those of the other companies, which we did not achieve.

(8)	This RSU was originally granted for 120,000 units. The RSU would have vested on February 15, 2010 with respect to 33% of the underlying shares if the company met both a specified 2008 revenue target and a specified 2008 operating margin percentage target, which we did not achieve. The remaining 67% of the underlying shares will vest if the company meets both a specified 2009 revenue target and a specified 2009 operating margin percentage target. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.

(9)	This RSU was originally granted for 80,000 units. The RSU will not vest until February 15, 2010, at which time they will vest as to all of the underlying shares. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.

(10)	This RSU was originally granted for 14,000 units. The RSU would have vested with respect to 25% of the underlying shares in 2009 if the Registrant met both a specified 2008 revenue target and a specified 2008 operating margin percentage target, which we did not achieve. An additional 50% of the underlying shares would have vested in 2009 if the company’s 2008 revenue growth and operating margin percentage exceed those of a specified list of other companies, which we did not achieve. The remaining 25% of the underlying shares would have vested in 2009 if the company’s 2008 revenue growth and operating margin percentage exceed, by a specified amount, those of the other companies, which we did not achieve.

(11)	This RSU was originally granted for 120,000 units. The RSU would have vested on February 15, 2010 with respect to 33% of the underlying shares if the company met both a specified 2008 revenue target and a specified 2008 operating margin percentage target, which we did not achieve. The remaining 67% of the underlying shares will vest if the company meets both a specified 2009 revenue target and a specified 2009 operating margin percentage target. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.

(12)	This RSU was originally granted for 80,000 units. The RSU will not vest until February 15, 2010, at which time they will vest as to all of the underlying shares. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.

(13)	This RSU was originally granted for 25,000 units. The RSU would have vested with respect to 25% of the underlying shares in 2009 if the Registrant met both a specified 2008 revenue target and a specified 2008 operating margin percentage target, which we did not achieve. An additional 50% of the underlying shares would have vested in 2009 if the company’s 2008 revenue growth and operating margin percentage exceed those of a specified list of other companies, which we did not achieve. The remaining 25% of the underlying shares would have vested in 2009 if the company’s 2008 revenue growth and operating margin percentage exceed, by a specified amount, those of the other companies, which we did not achieve.

(14)	This RSU was originally granted for 120,000 units. The RSU would have vested on February 15, 2010 with respect to 33% of the underlying shares if the company met both a specified 2008 revenue target and a specified 2008 operating margin percentage target, which we did not achieve. The remaining 67% of the underlying shares will vest if the company meets both a specified 2009 revenue target and a specified 2009 operating margin percentage target. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.

(15)	This RSU was originally granted for 80,000 units. The RSU will not vest until February 15, 2010, at which time they will vest as to all of the underlying shares. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.

(16)	This RSU was originally granted for 17,250 units. The RSU would have vested with respect to 25% of the underlying shares in 2009 if the Registrant met both a specified 2008 revenue target and a specified 2008 operating margin percentage target, which we did not achieve. An additional 50% of the underlying shares would have vested in 2009 if the company’s 2008 revenue growth and operating margin percentage exceed those of a specified list of other companies, which we did not achieve. The remaining 25% of the underlying shares would have vested in 2009 if the company’s 2008 revenue growth and operating margin percentage exceed, by a specified amount, those of the other companies, which we did not achieve.

(17)	This RSU was originally granted for 120,000 units. The RSU would have vested on February 15, 2010 with respect to 33% of the underlying shares if the company met both a specified 2008 revenue target and a specified 2008 operating margin percentage target, which we did not achieve. The remaining 67% of the underlying shares will vest if the company meets both a specified 2009 revenue target and a specified 2009 operating margin percentage target. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.

(18)	This RSU was originally granted for 80,000 units. The RSU will not vest until February 15, 2010, at which time they will vest as to all of the underlying shares. Any shares issued will be subject to a restriction that prohibits their transfer until after February 15, 2011.

(19)	The market value represents the market price of the shares of our common stock underlying that award as of December 31, 2008, which is based on the closing price reported on the Nasdaq Global Select Market on that date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Steve Tirado, President and Chief Executive Officer

In January 2005, we entered into an employment offer letter agreement with Steve Tirado for the position of Chief Executive Officer and President. The following is a summary of the material terms of this agreement regarding termination of Mr. Tirado’s employment with us.

•	Upon any termination of employment, Mr. Tirado is entitled to receive (i) payment for all unpaid salary and vacation accrued through the date of termination, (ii) reimbursement for expenses per existing company policies and (iii) continued benefits in accordance with the terms of our then existing benefit plans and policies and/or as required by applicable law.

•	In the event of his voluntary termination (other than for “good reason”) or termination for “cause”, Mr. Tirado is not entitled to any cash separation benefits or additional vesting of shares of restricted stock or options.

•	In the event of his termination without “cause”, for “good reason” or due to death or disability, Mr. Tirado is entitled to receive:

•	cash severance equal to his then current annual base salary, paid pro rata over the next twelve months in accordance with normal payroll dates;

•	the calculated amount (if any) payable to the Chief Executive Officer under our executive bonus program, prorated for the year in which such termination occurs, less applicable deductions and withholdings and in accordance with our normal payroll practices;

•	reimbursement of COBRA insurance premiums (if he elects COBRA coverage), for twelve months following termination; and

•	twelve months of accelerated vesting under his stock options and restricted stock awards.

In order to receive these payments and benefits, Mr. Tirado must first execute a full unilateral release (including a waiver of unknown claims and covenant not to sue) in favor of Silicon Image and its directors, officers and other related persons and an agreement not to solicit our employees for a period of one year following termination.

•	“Cause” is defined to mean (i) conviction of, or plea of guilty or no contest to, a felony under the laws of the United States or any state thereof or any act of fraud, embezzlement or dishonesty, (ii) breach of fiduciary duties not remedied within thirty days of written notice, or (iii) material breach of the agreement or any other written agreement with us not remedied within thirty days of written notice.

•	“Good Reason” is defined to mean (i) any material reduction in his job duties and responsibilities not approved in writing by him and not restored within thirty days of written notice to our Board, (ii) his failure to be elected at any time as a member of our Board, or (iii) any demoting change in his job title as Chief Executive Officer and President, reduction in annual base salary or potential cash bonus, or requirement that his principal place of business be located more than 25 miles from the current location of our principal place of business not rescinded within thirty days of written notice to our Board.

Hyun Jong (John) Shin, Vice President Strategic Technology Initiatives

On August 22, 2008, Silicon Image and Mr. Shin entered into a Transitional Employment and Severance Agreement whereas the company and Mr. Shin agreed that Mr. Shin would terminate his employment with the Company following a transitional period of employment through July 31, 2009, and both parties agreed to the following:

•	During the transitional period, (i) Mr. Shin will continue to receive payment of his current base salary without adjustment, continue to participate in our applicable employee benefit plans to the extent of his current participation and would be eligible to participate in our 2008 bonus program only.

•	Mr. Shin’s stock options and equity awards will remain outstanding and continue to vest in accordance with their terms, provided, however, that Mr. Shin will not receive any additional equity awards or options or other rights to purchase shares of the Company’s common stock (except for shares acquired in connection with participation under the Company’s Employee Stock Purchase Plan) during the transitional period.

•	Upon the conclusion of the transitional period, subject to Mr. Shin’s delivery to us of a signed general release of claims in our favor of the Company. Mr. Shin will receive a severance payment in an amount equal to seven twelfths (7/12th) of forty percent (40%) of his current yearly base salary.

•	Mr. Shin will be reimbursed for COBRA premiums during the transitional period, subject to certain exceptions.

For complete details of Mr. Shin’s Transitional Employment and Severance Agreement, refer to the copy of the agreement filed as an exhibit to our Annual Report on Form 10-k.

Dale Zimmerman, Vice President Worldwide Marketing

On December 31, 2008, Silicon Image and Mr. Zimmerman entered into a Confidential Separation and General Release Agreement whereas the company and Mr. Zimmerman agreed that Mr. Zimmerman would terminate his employment following a separation period beginning on January 1, 2009 and ending on June 30, 2009. During the separation period, Mr. Zimmerman will continue to receive payment of his current base salary, remains eligible to participate in applicable employee benefit plans, and his equity awards continue to vest in accordance with their terms.

Executive Change of Control Retention Agreements

In December 2007, we entered into Change of Control Retention Agreements with our executives. A change of control is defined generally as (a) an acquisition by any person of 50% or more of our outstanding shares of common stock, (b) the consummation of a merger or consolidation, or series of related transactions, which results in our voting securities outstanding immediately prior thereto failing to continue to represent at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction, (c) the sale or disposition of all or substantially all of our assets or (d) the dissolution or liquidation of the Company. The following is a summary of the material terms of each of these agreements regarding termination of each executive’s employment with us.

•	Upon any termination of employment, the executive is entitled to receive (i) payment for all unpaid salary and vacation accrued through the date of termination, (ii) reimbursement for expenses per existing company policies and (iii) continued benefits in accordance with the terms of our then existing benefit plans and policies and/or as required by applicable law.

•	In the event of his voluntary termination (other than for “good reason”) or termination for “cause”, or a termination by either the executive or the Company due to death or disability, the executive is not entitled to any cash separation benefits or additional vesting of shares of restricted stock or options.

•	In the event of his termination without “cause” or for “good reason” during the period commencing three months prior to the completion of a “change of control” and ending twelve months after a “change of control,” each executive is entitled to receive:

•	cash severance equal to his then current annual base salary, paid in a lump sum within thirty days following termination;

•	if the change of control occurs during the first six months of the calendar year, 50% of the calculated amount (if any) payable to the executive under our executive bonus program, or if the change of control occurs during the last six months of the calendar year, 100% of such bonus;

•	reimbursement of COBRA insurance premiums (if such executive elects COBRA coverage), for twelve months following termination; and

•	the acceleration of vesting of 50% of all unvested equity awards outstanding prior to the date of termination.

In order to receive these payments and benefits, the executive must first execute a full unilateral release (including a waiver of unknown claims and covenant not to sue) in favor of Silicon Image and its directors, officers and other related persons and an agreement not to solicit our employees for a period of one year following termination.

•	“Cause” is defined to mean (i) willful failure to follow the lawful written directions of the Board, not remedied within thirty days of written notice, (ii) gross misconduct not remedied within thirty days of written notice, (iii) failure to comply with policies of the Company in a way that would be detrimental to the Company, not remedied within thirty days of written notice, (iv) conviction of, or a plea of no contest to, a crime involving moral turpitude or commission of a fraud that would reflect adversely on the Company or (v) his unreasonable or bad-faith failure to cooperate with the Company in any investigation or formal proceeding initiated by the Board in good faith.

•	“Good Reason” is defined to mean (i) any material reduction in his job duties and responsibilities, (ii) a material change in the position to whom the executive is to report, (iii) a material reduction in annual base salary or target bonus opportunity or (iv) requirement that his principal place of business be located more than 50 miles from the current location.

The following table quantifies the dollar value of payments and benefits to each of the above named executive officers according to their respective agreements upon a termination (other than for “cause” or “good reason”) within the period beginning three months prior to a change of control transaction and ending twelve months following such transaction, assuming that such termination took place on December 31, 2008 and that the price per share of our common stock was $4.20, the closing price of our stock reported on the NASDAQ Global Select Market on that date.

			Perquisites and	Accrued	Accrued		Equity
Name	Salary	Bonus	Benefits(1)	Vacation	Commissions		Acceleration

Steve Tirado(3)	$475,000	$74,813	$19,344	$23,522	—		—
Hal Covert	300,000	23,625	12,660	12,836	—		$204,750
J Duane Northcutt	302,275	23,804	6,288	14,532	—		210,000
John Hyun Jong Shin	169,866	20,384	11,284	22,400	—		—
Dale Zimmerman	137,800	19,292	9,672	12,455	—		13,503
Pete Rado	269,500	18,865	12,400	20,730	—		—
Sal Cobar	218,400	—	19,344	15,645	4,945	(2)	168,000

(1)	Represents reimbursement of COBRA insurance premiums for the maximum period required in the applicable employment offer letter agreement and in the respective severance agreements.

(2)	Represents accrued sales commissions for the fourth fiscal quarter of 2008.

(3)	The dollar value of payments and benefits to Mr. Tirado as set out in the table are also payable according to his agreement upon his termination (other than for “cause” or “good reason”) including termination due to his death or disability, assuming that such termination took place on December 31, 2008 and that the price per share of our common stock was $4.20, the closing price of our stock reported on the NASDAQ Global Select Market on that date. None of our named executive officers other than Mr. Tirado would receive such benefits.

DIRECTOR COMPENSATION

Board of Directors Compensation Practices

We compensate our non-employee board directors. Our goal is to be very competitive in the market to attract the best talent we can to our board. Because of the value of equity granted to our members, our total compensation is above the 50th percentile relative to our peer companies. The cash portion of our compensation is closer to the mid-point of the market.

In addition to the initial stock option grant and annual stock option grants for non-employee directors under the Director Compensation Plan described below, non-employee directors are eligible to receive discretionary grants of stock options under the 2008 Plan.

Director Compensation Plan

During 2008, the Compensation Committee, with the assistance of Compensia, a compensation consulting firm that was retained by us to assess competitive market practices for board compensation based on a peer group review and evaluation of trends in board compensation, discussed director compensation and set the terms of the compensation plan currently in effect for our non-employee directors:

(1) Initial Stock Option Grant. Upon appointment or election to the board, each non-employee director receives an option to purchase 40,000 shares of our common stock under the 2008 Equity Incentive Plan. Each option has an exercise price equal to the fair market value of our common stock on the date of grant. So long as the director continues to provide services to us, this initial stock option grant will vest and become exercisable with respect to 2.083% of the shares each month following the date of grant until fully vested; provided, that all shares subject to the stock option will become fully vested if we undergo a change of control. These initial stock option grants will have a ten-year term, but will generally terminate three months following the date the director ceases to perform services to us. In February 2009, the Compensation Committee, with the assistance of Compensia, amended the compensation plan for our non-employee directors. Effective immediately following our 2009 Annual Meeting, upon appointment or election to the board, a non-employee director shall receive 15,000 RSUs under our 2008 Equity Incentive Plan, which RSUs shall vest 100% on the first anniversary of the grant date. The RSUs will become fully vested upon a change of control and will terminate on the date the director ceases to perform services to us.

(2) Annual Compensation by Role and for Meeting Attendance.

•	Cash Compensation by Role. Each non-employee director receives cash compensation for membership on the board, the standing committees and for holding chair positions on the board and the standing committees in the amounts and on the terms described in the table and note (1) below.

•	Cash Compensation for Meeting Attendance. Each non-employee director receives cash compensation for attendance at certain board and committee meetings in the amounts and on the terms described in the table and notes (3) and (4) below.

•	Annual Stock Option Grant(s). Immediately following each annual meeting of stockholders, each director who is not an employee and whose direct pecuniary interest in our common stock is less than five percent receives stock option grant(s) under the 2008 Equity Incentive Plan, in the amounts and on the terms described in the table and note (2) below, provided such director has served in the role indicated continuously for a period of at least one year. The shares subject to the annual stock option grants will have an exercise price equal to the fair market value of our common stock on the date of grant. So long as the director continues to provide services to us, these annual grants will vest with respect to 4.167% of the shares each month following the date of grant until fully vested; provided, that these grants will become fully vested if we undergo a change of control. These annual stock option grants will have a five-year term, but will generally terminate three months following the date the option holder ceases to provide services to us. In 2008, the directors received stock option grants for Board committee service as described in the table below. During 2007, the Compensation Committee amended the Board compensation plan to eliminate the annual stock option grant for service on standing committees effective after the annual grants made immediately following the 2008 Annual Meeting of Stockholders. In February 2009, the Compensation Committee amended the Board Compensation Plan for our non-employee directors to provide, that effective immediately following our 2009 Annual Meeting, non-employee directors shall receive an annual grant of 15,000 RSUs (18,000 RSUs for the Chairman of the Board) in lieu of the annual stock option grants described above. These RSUs shall vest 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us.

	Annual Cash	Annual Stock
	Retainer	Option Grant			Telephone
Role	by Role(1)	by Role	Meeting Fees		Meeting Fees

Board Member	$25,000	20,000 shares	$1,000/meeting	(2)	$500/meeting	(2)
Board Chair	10,000	5,000 shares	—		—
Audit Committee Member	10,000	5,000 shares	$1,000/meeting	(3)	$500/meeting	(3)
Audit Committee Chair	10,000	—	—		—
Compensation Committee Member	5,000	5,000 shares	$1,000/meeting	(3)	$500/meeting	(3)
Compensation Committee Chair	7,000	—	—		—
Governance and Nominating Committee Member	5,000	5,000 shares	$1,000/meeting	(3)	$500/meeting	(3)
Governance and Nominating Committee Chair	7,000	—	—		—
Corporate Development Committee Co-Chairs	5,000	—	$2,000/meeting	(3)	$2,000/meeting	(3)

(1)	The annual retainer paid for Board membership serves as compensation for attendance at up to six Board meetings per year, whether telephonic or in person. Beginning with the seventh Board meeting in a given calendar year, Board members in attendance will receive additional meeting fees as set forth in the table above. These cash amounts are additive with respect to each role performed by the applicable director. For example, if a director serves on the Board, as chair of the Audit Committee and member of the Compensation Committee, he will receive an annual cash retainer in the amount of $50,000 ($25,000 as Board member, $10,000 as Audit Committee member, $10,000 as chair of the Audit Committee and $5,000 as Compensation Committee member).

(2)	These cash amounts are payable to a director with respect to all meetings after the sixth meeting of the Board of Directors in a given calendar year that the applicable director attended, either in person or via telephone.

(3)	These cash amounts are payable to a director with respect to all committee meetings that the applicable director attended, either in person or via telephone.

DIRECTOR COMPENSATION TABLE (2008)

The table below sets forth the amounts of total compensation awarded to, earned by or paid to non-employee directors of Silicon Image in 2008 for membership on the Board, committees of the Board and/or attendance at meetings of the Board and Board committees, pursuant to the Director Compensation Plan. The non-employee directors were not entitled to receive payments which would characterized as “non-equity incentive plan compensation” for the fiscal year ended December 31, 2007. We do not administer a pension plan program.

	Fees
	Earned or
	Paid in	Stock	Option	All Other
Name	Cash ($)	Awards ($)	Awards ($)(1)	Compensation ($)	Total ($)

Peter Hanelt(2)	$88,500	—	$263,486	—	$351,986
Masood Jabbar(3)	68,000	—	228,959	—	296,959
John Hodge(4)	54,500	—	177,433	—	231,933
William George(5)	58,500	—	157,262	—	215,762
William Raduchel(6)	45,973	—	140,103	—	186,076

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) and SAB 107 of awards pursuant to our 2008 and 1999 Equity Incentive Plans and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around February 13, 2009.

(2)	The grant date fair values under FAS 123(R) of the option to purchase 20,000 shares and 4 grants of options to purchase 5,000 shares each, each granted to Mr. Hanelt in 2008 were $75,342, for the option to purchase 20,000 shares and $18,835.50 for each of the options to purchase 5,000 shares. As of December 31, 2008, Mr. Hanelt held an aggregate of outstanding options to purchase 145,000 shares, of which 104,163 were vested and 40,837 were unvested.

(3)	The grant date fair value under FAS 123(R) of the option to purchase 20,000 shares and 2 grants of options to purchase 5,000 shares each, each granted to Mr. Jabbar in 2008 were $75,342 for the option to purchase 20,000 shares and $18,835.50 for each of the options to purchase 5,000 shares. As of December 31, 2008, Mr. Jabbar held an aggregate of outstanding options to purchase 125,000 shares, of which 93,331 were vested and 31,669 were unvested.

(4)	The grant date fair value under FAS 123(R) of the option to purchase 20,000 shares and the option to purchase 5,000 shares granted to Mr. Hodge in 2008 were $75,342 for the option to purchase 20,000 shares and $18,835.50 for the option to purchase 5,000 shares. As of December 31, 2008, Mr. Hodge held an aggregate of outstanding options to purchase 95,000 shares, of which 59,373 were vested and 35,627 were unvested.

(5)	The grant date fair values under FAS 123(R) of the option to purchase 20,000 shares and 2 grants of options to purchase 5,000 shares each, each granted to Dr. George in 2008 were $75,342 for the option to purchase 20,000 shares and $18,835.50 for each of the options to purchase 5,000 shares. As of December 31, 2008, Dr. George held an aggregate of outstanding options to purchase 95,000 shares, of which 60,207 were vested and 34,793 were unvested.

(6)	The grant date fair value under FAS 123(R) of the option to purchase 20,000 shares granted to Mr. Raduchel in 2008 was $75,342. As of December 31, 2008, Dr. Raduchel held an aggregate of outstanding options to purchase 270,000 shares, of which 221,666 were vested and 48,334 were unvested.

TRANSACTIONS WITH RELATED PERSONS

From January 1, 2008 to the present, there have been no (and there are no currently proposed) transactions in which Silicon Image was (or is to be) a participant and the amount involved exceeded $120,000, and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission.

Silicon Image has adopted and maintains a code of conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, corporate opportunities, competition and fair dealing, maintenance of corporate books and records, gifts and entertainment, political contributions, international business laws, confidentiality, protection of company assets, public communications, special obligations applicable to our Chief Executive Officer and senior financial officers and standards and procedures for compliance with the code. The code can be found on our website at www.siliconimage.com.

The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons are expected to avoid conflicts of interest. The code provides some examples of activities that could involve conflicts of interest, including aiding our competitors, involvement with any business that does business with us or seeks to do so, owning a significant financial interest in a competitor or a business that does business with us or seeks to do so, soliciting or accepting payments or other preferential treatment from any person that does business with us or seeks to do so, taking personal advantage of corporate opportunities and transacting company business with a family member.

The code defines a “related party transaction” to mean any transaction that is required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission. The compliance officer under the code will conduct a review of all related party transactions for potential conflict of interest situations. Further, all related party transactions must be approved or ratified by our audit committee or another independent body of the Board. The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our compliance officer and audit committee or independent body of the Board will be provided with all material information then available regarding the transaction, the nature and extent of the director’s, executive officer’s or 5% stockholder’s interest in the transaction and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our audit committee or independent body of the Board concluded in good faith that it was in our interest to proceed with it. We expect that that pre-approval will be sought for any such transaction when practicable and when pre-approval is not obtained, for any such transaction to be submitted for ratification as promptly as practicable.

STOCK PRICE PERFORMANCE GRAPH

The stock price performance graph below is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Silicon Image specifically incorporates this information by reference and shall not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for Silicon Image, the NASDAQ Composite Stock Market Index (US) and the S&P Information Technology Index. The graph assumes that $100 was invested in Silicon Image’s common stock, the NASDAQ Composite Stock Market (US) and the S&P Information Technology Index from December 31, 2003 through December 31, 2008. No cash dividends have been declared on Silicon Image’s common stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on December 31, 2003 with dividends reinvested

	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
Silicon Image, Inc.	$100	$229	$126	$177	$63	$58
NASDAQ Composite Stock Market (US)	$100	$110	$112	$126	$138	$80
S&P Information Technology Index	$100	$102	$103	$112	$130	$74

Copyright 2009, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Silicon Image specifically incorporates this information by reference and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management is responsible for Silicon Image’s internal controls over the financial reporting process and for its assessment of the effectiveness of internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of Silicon Image’s consolidated financial statements and the independent audit of the internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, during fiscal year 2008, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, our independent registered public accounting firm. Management has represented to the Audit Committee that Silicon Image’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP. The Audit Committee has also discussed management’s assessment of internal control over financial reporting as well as Deloitte & Touche LLP’s report on their audit of internal control over final reporting as of December 31, 2008. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with those Charged with Governance).

Deloitte & Touche LLP has also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with Deloitte & Touche LLP that independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of Deloitte & Touche LLP to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements and management’s report on internal control over financial reporting in Silicon Image’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Audit Committee

Peter Hanelt
John Hodge
Masood Jabbar

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our common stock (“10% Stockholders”) to file with the Securities and Exchange Commission initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other equity securities on a Form 4 or Form 5. Such executive officers, directors and 10% Stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such filings in our possession and written representations from the executive officers and directors, we believe that all of our executive officers, directors and 10% Stockholders made all the necessary filings under Section 16(a) during fiscal year 2008.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in Silicon Image’s Proxy Statement and form of proxy relating to Silicon Image’s annual meeting of stockholders to be held in 2010 must be received by January 20, 2010. Stockholders wishing to bring a proposal before the annual meeting to be held in 2010 (but not include it in Silicon Image’s proxy materials) must provide written notice of such proposal to the Secretary of Silicon Image at the principal executive offices of Silicon Image between February 19, 2010 and March 21, 2010.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

Silicon Image invites its Board members to attend its annual stockholder meetings, but does not require attendance. In 2008, Mr. Tirado, Mr. Hanelt and Mr. Hodge attended Silicon Image’s annual stockholder meeting.

SECURITYHOLDER COMMUNICATIONS

Any securityholder of Silicon Image wishing to communicate with the Board may write to the Board at directors@siliconimage.com or Board of Directors, c/o Silicon Image, 1060 East Arques Ave., Sunnyvale, California 94085. An employee of Silicon Image, under the supervision of the Chairman of the Board, will forward these emails and letters directly to the Board. Securityholders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

Silicon Image has adopted a code of conduct and ethics that applies to Silicon Image’s directors, executive officers and employees, including its Chief Executive Officer and Chief Financial Officer. The code of conduct and ethics is available on Silicon Image’s website at www.siliconimage.com.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

PROXY
SILICON IMAGE, INC.
Annual Meeting of Stockholders — May 20, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Steve Tirado and Edward Lopez and each of them, as proxies of the undersigned, each with full power to appoint his substitute and hereby authorizes them to represent and to vote all the shares of stock of Silicon Image, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Stockholders of Silicon Image, Inc. to be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California, on Wednesday, May 20, 2009, at 2:00 p.m., Pacific Time and at any adjournment or postponement thereof.
     When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for the Board of Directors nominees and for Proposals No. 2 and 3 and this Proxy authorizes the above designated proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.
[See reverse side]
(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

Please mark your votes as indicated in this example	☑

The Board of Directors recommends a vote FOR the Proposals:

1	ELECTION OF CLASS I DIRECTORS

	Nominees:		WITHHOLD
01 Peter Hanelt
	02 William George	FOR	AUTHORITY
		☐	☐
INSTRUCTION: To withhold authority to vote for any nominee, write that nominee’s name in the space provided below:

2	APPROVAL OF STOCK OPTION EXCHANGE
PROGRAM
		FOR	AGAINST	ABSTAIN
		☐	☐	☐

3	RATIFICATION OF APPOINTMENT OF

DELOITTE & TOUCHE LLP AS SILICON
	IMAGE’S INDEPENDENT REGISTERED	FOR	AGAINST	ABSTAIN
	PUBLIC ACCOUNTING FIRM	☐	☐	☐

Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this Proxy in the enclosed return envelope so that your shares may be represented at the meeting.

Signature	Signature	Date

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

▲ FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/simg Use the Internet to vote your proxy Have your proxy card in hand when you access the web site	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.